    As filed with the Securities and Exchange Commission on February 27, 1997
                                                 Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------

                                    FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                          POUGHKEEPSIE FINANCIAL CORP.
                          ----------------------------
            (Exact name of Registrant as specified in its charter)

     Delaware                         6711                     16-1518711
     --------                         ----                     -----------
(State or other juris-          (Primary Standard             (I.R.S. Employer
diction of incorporation    Industrial Classification        Identification No.)
  or organization)                  Code No.)

                                  249 Main Mall
                          Poughkeepsie, New York 12601
                                 (914) 431-6200
                                 --------------
     (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                             Joseph B. Tockarshewsky
                             Chairman of the Board,
                      President and Chief Executive Officer
                          Poughkeepsie Financial Corp.
                                  249 Main Mall
                          Poughkeepsie, New York 12601
                                 (914) 431-6200
                                 --------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service) with a copy to:

                             Hugh T. Wilkinson, Esq.
                             Patricia J. Wohl, Esq.
                      Elias, Matz, Tiernan & Herrick L.L.P.
                              734 15th Street, N.W.
                             Washington, D.C. 20005
                                 (202) 347-0300

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [X]

                                         Calculation of Registration Fee
================================================================================================================
Title of Each Class                                Proposed Maximum     Proposed Maximum
of Securities to be   Amount to be Registered(1)   Offering Price Per   Aggregate Offering       Amount of
  Registered                                       Share or Unit(2)         Price(2)         Registration Fee(2)

----------------------------------------------------------------------------------------------------------------
Common Stock, par
Value $.01 per share     13,030,019 shares             $5.75              $74,922,609           $22,704
================================================================================================================

(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant issuable to stockholders of Poughkeepsie Savings Bank, FSB in connection with the Reorganization described herein, including exercisable options to acquire the common stock of Poughkeepsie Savings Bank, FSB.

(2) Estimated solely for the purpose of calculation of the registration fee. Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, the registration fee is based on the average of the high and low sales prices of the common stock of Poughkeepsie Savings Bank, FSB as reported on the Nasdaq Stock Market's National Market on February 24, 1997, as reported in The Wall Street Journal.

                                   ----------

================================================================================

                   [Poughkeepsie Savings Bank, FSB Letterhead]

                                                                  March 20, 1997

Dear Stockholder:

     Enclosed is a Notice of Annual Meeting, a Proxy Statement-Prospectus and a proxy card for the upcoming Annual Meeting of Stockholders of Poughkeepsie Savings Bank, FSB ("Poughkeepsie Savings" or the "Bank"), Poughkeepsie, New York, which will be held on April 30, 1997, at 9:30 a.m. at the Sheraton Civic Center Hotel, 40 Civic Center Plaza, Poughkeepsie, New York 12601.

     In addition to the election of directors and the ratification of the selection of auditors, at the Annual Meeting you will be asked to consider and vote upon an Agreement and Plan of Reorganization pursuant to which the Bank would become a wholly-owned subsidiary of "Poughkeepsie Financial Corp." (the "Company"), a recently-formed company organized under the laws of the State of Delaware (the "Reorganization"). Upon consummation of the Reorganization, each outstanding share of Bank common stock will be converted into one share of common stock of the Company and the Bank will be a wholly-owned subsidiary of the Company, operating with the same directors, officers and employees as before the Reorganization.

     The Board of Directors of Poughkeepsie Savings believes that the formation of a holding company, among other things, will provide greater financial and operating flexibility. Therefore, the Board of Directors of the Bank has unanimously approved the proposal to form a holding company for the Bank and recommends that you vote in favor of this proposal.

     The accompanying Proxy Statement-Prospectus provides a detailed description of the Reorganization, including descriptions of the effects of the Reorganization on the rights of stockholders. Please give this information your careful attention.

     In view of the importance of the action to be taken, we urge you to complete, sign, and date your proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may vote in person even if you have previously mailed your proxy.

                                Sincerely yours,



                               JOSEPH B. TOCKARSHEWSKY
                               Chairman, President and Chief
                               Executive Officer

                         POUGHKEEPSIE SAVINGS BANK, FSB
                                  249 Main Mall
                          Poughkeepsie, New York 12601
                                  914-431-6200

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on April 30, 1997

                                                                  March 20, 1997

To the Stockholders of
POUGHKEEPSIE SAVINGS BANK, FSB:

     You are cordially invited to attend the Annual Meeting of the Stockholders ("Annual Meeting") of Poughkeepsie Savings Bank, FSB ("Poughkeepsie Savings" or the "Bank"), which will be held on April 30, 1997 at 9:30 a.m., at the Sheraton Civic Center Hotel, 40 Civic Center Plaza, Poughkeepsie, New York 12601, for the following purposes:

     1. To elect three directors to hold office until the Annual Meeting of Stockholders in 2000 and until their successors are duly elected and qualified.

     2. To consider a proposal to approve the formation of a new thrift holding company for Poughkeepsie Savings by approving an Agreement and Plan of Reorganization pursuant to which (a) Poughkeepsie Savings will, subject to necessary approvals, become a wholly-owned subsidiary of a recently-formed Delaware corporation known as "Poughkeepsie Financial Corp." (the "Company") and
(b) each outstanding share of common stock of Poughkeepsie Savings will become, by operation of law, one share of common stock of the Company.

     3. To ratify the appointment of Deloitte & Touche LLP as independent certified public accountants of the Bank for the year ending December 31, 1997.

     4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 5, 1997 will be entitled to notice of and to vote at the Annual Meeting or at any such adjournment.
                                              By Order of the Board of Directors

                                              SUZANNE A. GILLESPIE
                                              Secretary

================================================================================
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
================================================================================

                         POUGHKEEPSIE SAVINGS BANK, FSB
                          POUGHKEEPSIE FINANCIAL CORP.
                          ----------------------------


                           PROXY STATEMENT-PROSPECTUS


     This document serves as a Proxy Statement for the Annual Meeting of Stockholders of Poughkeepsie Savings Bank, FSB ("Poughkeepsie Savings" or the "Bank"), to be held on April 30, 1997 and at any adjournment of such meeting (the "Annual Meeting"). This document also serves as a Prospectus of Poughkeepsie Financial Corp. (the "Company") with respect to the issuance of shares of the Company's common stock, par value $.01 per share ("Company Common Stock"), to stockholders of Poughkeepsie Savings in exchange for an equal number of shares of common stock of Poughkeepsie Savings, par value $.01 per share ("Poughkeepsie Savings Common Stock"), upon consummation of the Bank's reorganization into the holding company form of organization (the "Reorganization").

     This Proxy Statement-Prospectus and the accompanying Notice of Annual Meeting of Stockholders and Proxy Card are first being mailed to stockholders on or about March 20, 1997.

     This Proxy Statement-Prospectus does not cover any resales of Company Common Stock received by the Bank's stockholders upon completion of the Reorganization. No person is authorized to make any use of this Proxy Statement-Prospectus in connection with any such resale or in connection with the offer or sale of any other securities.

                                   ----------
     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY SUCH STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------
         The date of this Proxy Statement-Prospectus is March 20, 1997.

                                TABLE OF CONTENTS


Heading                                                                     Page
-------                                                                     ----

Available Information..........................................................4
Summary................................................. ......................6
The Annual Meeting.............................................................9
        General................................................................9
        Voting of Proxies......................................................9
Election of Directors.........................................................12
        General...............................................................12
        Nominations for Election to the Board of Directors ...................12
        Nominees for Directors................................................13
        Directors Whose Terms Continue........................................13
        Director Emeritus.....................................................14
        Executive Officers Who Are Not Directors or Director Nominees.........15
        Board of Directors, Its Committees, Meetings and Functions............17
        Committees of the Board...............................................18
        Compliance with Section 16(a) of the Securities Exchange Act..........19
        Compensation of Directors.............................................19
        Certain Transactions and Relationships................................20
        Employment Agreements with Management.................................21
        Executive Compensation Overview.......................................21
        Table of Option Grants in 1996........................................24
        Table of Option Exercises in 1996 and Year-End Option Values..........25
        Pension Plan Table....................................................25
        Report of Compensation Committee......................................27
        Comparison of Total Stockholder Return................................29
Holding Company Formation.....................................................30
        General...............................................................30
        Reasons for the Reorganization........................................31
        Description of the Reorganization.....................................32
        Capital Resources.....................................................33
        Conditions to the Reorganization; Abandonment.........................33
        Certain Federal Tax Consequences......................................34
        Accounting Treatment of the Reorganization............................34
        Dissenters' Rights....................................................35
        Board of Directors and Management of the Company......................35
        Management Remuneration and Effect on Employee
          Benefit Plans.......................................................36
        Market for Company Common Stock; Anticipated Dividend Policy;
          and Resales of Company Common Stock.................................36
        Regulation of the Company.............................................37
        Description of Company Capital Stock..................................40

Heading                                                                    Page
----                                                                       ----

    Comparison of Stockholders' Rights........................................42
Ratification of Appointment of Independent Certified Public Accountants.......53
Proxy Solicitation............................................................54
Quorum........................................................................54
1998 Stockholder Proposals....................................................54
Annual Reports and Financial Statements.......................................54
Other Matters.................................................................55
Legal Matters.................................................................55

Appendix A - Agreement and Plan of Reorganization............................A-1
Appendix B - Certificate of Incorporation of the Company.....................B-1
Appendix C - Bylaws of the Company...........................................C-1

                              AVAILABLE INFORMATION

     Under the rules and regulations of the SEC, the solicitation of stockholders of the Bank to approve the Reorganization may be deemed to constitute an offering of Company Common Stock to be issued in connection therewith. Accordingly, the Company has filed a Registration Statement with the SEC on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with respect to such offering, and this Proxy Statement-Prospectus constitutes a Prospectus of the Company filed as part of the Registration Statement. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to the Company Common Stock and related matters, reference is made to the Registration Statement, including the exhibits filed as a part thereof. The Registration Statement, including exhibits, may be inspected or copied at prescribed rates at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; Room 1024, and at the public reference facilities in the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. If available, such information may also be accessed through the SEC's electronic data gathering, analysis and retrieval system via electronic means, including the SEC's web site on the Internet (http://www.sec.gov).

     Poughkeepsie Savings is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as administered by the Office of Thrift Supervision ("OTS"), and in accordance therewith files reports and other information with the OTS. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the OTS's Dissemination Branch, Records Management and Information Policy Division, 1700 G Street, N.W., Washington, D.C. 20552.

     The Company currently is a wholly-owned subsidiary of Poughkeepsie Savings that was formed for the purpose of becoming the parent holding company of Poughkeepsie Savings upon consummation of the Reorganization. As a wholly-owned subsidiary, the Company has not previously been subject to the requirements of the Exchange Act, and there is currently no public market for the Company Common Stock. However, in connection with the Reorganization, the Company will become subject to the same information, reporting and proxy statement requirements under the Exchange Act as currently apply to Poughkeepsie Savings, except that such filings will be required to be made with the SEC rather than the OTS and will be available for inspection and copying at prescribed rates at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the SEC's regional office at 7 World Trade Center,

Suite 1300, New York, New York 10048. Poughkeepsie Savings' reporting obligations under the Exchange Act will terminate when the Company's reporting obligations begin. The Poughkeepsie Savings Common Stock is quoted on the Nasdaq Stock Market's National Market, and the Company Common Stock will be quoted on the Nasdaq Stock Market's National Market upon consummation of the Reorganization. Reports, proxy statements and other information concerning Poughkeepsie Savings and, upon consummation of the Reorganization, the Company, may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed an Application H-(e)1-S under the Home Owners' Loan Act, as amended ("HOLA") with the Northeast Regional Office of the OTS under authority delegated by the OTS. A copy of such application can be obtained from the Northeast Regional Office of the OTS, 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

                                   ----------

     No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement-Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement-Prospectus in any jurisdiction to or from any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of the securities being offered pursuant to this Proxy Statement-Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of the Company, Poughkeepsie Savings or the information set forth herein since the date of this Proxy Statement-Prospectus.

     The shares of common stock offered hereby are not deposits and are not insured by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or any other government agency. The securities are subject to investment risks, including the possible loss of the principal invested.

                                     SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement-Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Proxy Statement-Prospectus, including the Agreement and Plan of Reorganization, Certificate of Incorporation and Bylaws attached as appendices hereto.

     Date, Time and Place of the Annual Meeting and Record Date. The Annual Meeting will be held at the Sheraton Civic Center Hotel located at 40 Civic Center Plaza, Poughkeepsie, New York, on April 30, 1997, at 9:30 a.m., Eastern Time, and at any adjournment thereof. Stockholders of record at the close of business on March 5, 1997 are entitled to notice of and to vote at the Annual Meeting.

     Purposes of the Annual Meeting. At the Annual Meeting, stockholders will be asked to consider (1) a proposal to elect three directors for a three-year term and, in each case, until their successors are elected and qualified; (2) a proposal to form a thrift holding company for Poughkeepsie Savings pursuant to an Agreement and Plan of Reorganization (the "Agreement") pursuant to which (a) Poughkeepsie Savings will, subject to necessary approvals, become a wholly-owned subsidiary of a newly-formed Delaware corporation known as "Poughkeepsie Financial Corp." and (b) each outstanding share of Poughkeepsie Savings Common Stock will become, by operation of law, one share of Company Common Stock; (3) a proposal to ratify the appointment of Deloitte & Touche LLP as Poughkeepsie Savings' independent certified public accountants for the year ending December 31, 1997; and (4) such other business as may properly come before the meeting or any adjournment thereof.

     Reasons for the Reorganization. The Board of Directors of Poughkeepsie Savings believes that a holding company form of organization will (1) provide flexibility for meeting the future financial needs of Poughkeepsie Savings, (2) facilitate the acquisition of other financial institutions, subject to restrictions of applicable laws and regulations, and (3) increase Poughkeepsie Savings' ability to compete effectively with commercial banks in its market area, many of which are subsidiaries of holding companies. See "Holding Company Formation - Reasons for the Reorganization."

     Recommendation of the Board of Directors. The Board of Directors of Poughkeepsie Savings has unanimously approved the Agreement, subject to the receipt of stockholder approval and necessary regulatory approvals, and unanimously recommends that stockholders of Poughkeepsie Savings approve such Agreement.

     Required Stockholder Approval. The affirmative vote of the holders of a majority of the issued and outstanding Poughkeepsie Savings Common Stock is required to approve the Agreement. As of March 5, 1997, directors and executive officers of Poughkeepsie

Savings as a group (__ persons) beneficially owned ____% of the issued and outstanding shares of Poughkeepsie Savings Common Stock, all of which are expected to be voted in favor of the Agreement and the other proposals to be considered at the Annual Meeting. See "Beneficial Ownership of Common Stock" and "Holding Company Formation."

     Dissenters' Rights. Pursuant to 12 C.F.R. Section 552.14, no holder of shares of Poughkeepsie Savings Common Stock shall have any dissenter or appraisal rights in connection with the Reorganization.

     Required Regulatory Approvals and Regulation. The Reorganization is subject to the approval of the OTS. Upon consummation of the Reorganization, the Company will be a thrift holding company subject to regulation by the OTS under the HOLA and by the SEC with respect to certain matters arising under federal securities laws. See "Holding Company Formation - Regulation of the Company."

     Certain Federal Tax Consequences. Poughkeepsie Savings has received a legal opinion to the effect that none of the Company, Poughkeepsie Savings or the stockholders of Poughkeepsie Savings will recognize gain or loss for federal income tax purposes as a result of the Reorganization. See "Holding Company Formation - Certain Federal Tax Consequences."

     Management of the Company. Directors and officers of the Company consist of certain persons who also currently serve as directors and officers of Poughkeepsie Savings. See "Holding Company Formation - Management of the Company."

     Market for Common Stock. The Company Common Stock will be substituted for the Poughkeepsie Savings Common Stock on the Nasdaq Stock Market's National Market under the symbol "PKPS" upon consummation of the Reorganization. On January 22, 1997, the last full trading day prior to the public announcement of the proposed Reorganization, the closing sale price of a share of Poughkeepsie Savings Common Stock on the Nasdaq Stock Market's National Market was $5.438. On March __, 1997, the closing sale price of a share of Poughkeepsie Savings Common Stock on the Nasdaq Stock Market's National Market was $_____. See "Holding Company Formation - Market for Company Common Stock; Anticipated Dividend Policy; and Resales of Company Common Stock."

     Dividends. It is not anticipated that the dividend policy of the Company will differ from that of Poughkeepsie Savings. See "Holding Company Formation - Market for Company Common Stock; Anticipated Dividend Policy; and Resales of Company Common Stock."

     Effects of the Reorganization on Rights of Stockholders. Poughkeepsie Savings is regulated under the HOLA, and the Company, as a Delaware corporation, is governed by the corporate laws under the Delaware General Corporation Law, as amended ("GCL"). Although Poughkeepsie Savings believes that the rights of stockholders of Poughkeepsie

Savings and the Company are substantially similar, there are certain differences between the HOLA and the GCL, and the provisions of the Certificate of Incorporation and Bylaws of the Company and the Amended and Restated Federal Stock Charter and Bylaws, as amended, of Poughkeepsie Savings differ in certain respects. For a comparison of the rights of stockholders under the laws of HOLA and the GCL and the Certificate of Incorporation and Bylaws of the Company and the Amended and Restated Federal Stock Charter and Bylaws, as amended, of Poughkeepsie Savings, see "Holding Company Formation-Comparison of Stockholders' Rights."

                         POUGHKEEPSIE SAVINGS BANK, FSB
                          POUGHKEEPSIE FINANCIAL CORP.

                         -----------------------------
                          PROXY STATEMENT - PROSPECTUS
                         -----------------------------

                               THE ANNUAL MEETING

                                     GENERAL

     This Proxy Statement-Prospectus is first being distributed to stockholders of the Bank on or about March 20, 1997. The Board of Directors (the "Board") of Poughkeepsie Savings is requesting your proxy for the Annual Meeting to be held on Wednesday, April 30, 1997 and at any adjournments thereof.

     At the Annual Meeting, stockholders will be asked to consider (1) a proposal to elect three directors for a three-year term and, in each case, until their successors are elected and qualified; (2) a proposal to adopt the Agreement; (3) a proposal to ratify the appointment of Deloitte & Touche LLP as Poughkeepsie Savings' independent certified public accountants for the year ended December 31, 1997; and (4) such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on March 5, 1997 is the record date (the "Record Date") for determining the stockholders who are entitled to receive notice of, and to vote at, the Annual Meeting. There were outstanding ____________ shares of Poughkeepsie Savings Common Stock at the Record Date, held by approximately _____ holders of record.

     The Bylaws of the Bank provide that a majority of the shares of Poughkeepsie Savings Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If less than a majority of the outstanding shares are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time.

                                VOTING OF PROXIES

     The shares represented by all properly executed proxies which are timely received by the Bank will be voted as designated. Executed but unmarked proxies will be voted FOR the election of the three nominees for director named below, FOR approval of the Agreement, and FOR ratification of the selection of Deloitte & Touche LLP. The persons named as proxies in the accompanying proxy card reserve the right to cumulate the vote of proxies in their sole discretion among one or more of the slate of directors described herein. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters as directed by the Board of Directors of the Bank, who have instructed the proxies to vote in accordance with the proxies' own best judgment in the absence of express instruction from the Board.

     The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder's proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Bank a written notice of revocation or a duly executed proxy bearing a later date, or by notifying the Secretary and voting in person at the Annual Meeting.

     With respect to the election of directors, stockholders have cumulative voting rights. Stockholders have the right to vote, in person or by proxy, the number of shares they own for as many persons as there are directors to be elected (3) and for whose election they have the right to vote as stockholders as of the close of business on March 5, 1997, the record date for the Annual Meeting. Stockholders also have the right to cumulate their votes and to cast the number of votes equal to the number of shares they own, multiplied by the number of directors to be elected (3), for any candidate in any allotment. Any stockholder wishing to cumulate his or her votes with respect to the election of directors must give notice of this intent in written or oral form to the Secretary at or prior to the Annual Meeting and the Secretary will provide a ballot for such purpose. The proxy card which accompanies this Proxy Statement may not be used for cumulative voting by stockholders. However, the proxies, in their discretion, may vote cumulatively, although the proxies have no current intention to cumulate votes. With respect to all matters other than the election of directors, each share of Poughkeepsie Savings Common Stock is entitled to one vote at the Annual Meeting.

     Directors are elected by a plurality of the votes cast with a quorum present. The affirmative vote of the holders of a majority of the issued and outstanding shares of Poughkeepsie Savings Common Stock is required to approve the Agreement. The affirmative vote of the holders of a majority of the total votes present in person and by proxy is required to ratify the appointment of the independent certified public accountants.

     Under rules applicable to broker-dealers, the proposal to adopt the Agreement is considered a "non-discretionary item" whereby brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. The election of directors and the proposal for ratification of independent certified public accountants, however, are considered "discretionary" items and for which there will not be broker "non-votes." Abstentions and broker "non-votes" (as well as withheld votes in the case of the election of directors) will be considered in determining the presence of a quorum at the Annual Meeting but will not be counted as a vote cast for a proposal.

Because the proposal to adopt the Agreement is required to be approved by the holders of a majority of the outstanding shares of Poughkeepsie Savings Common Stock, abstentions and broker "non-votes" will have the same effect as a vote against the proposal. Assuming the presence of a quorum, abstentions also will not be counted as votes to ratify the appointment of Poughkeepsie Savings' independent certified public accountants, and accordingly will have the same effect as votes against such proposal. Withheld votes will not affect the votes required for election of directors.

               The date of this Proxy Statement is March 20, 1997

                              ELECTION OF DIRECTORS

                                 (Proposal One)

General

     The Federal stock charter of the Bank provides that the authorized number of directors, as stated in the Bank's Bylaws, will not be fewer than seven or more than 15, except when a greater number is approved by the Board of Directors. Effective May 11, 1994, the Board amended the Bank's Bylaws to increase the size of the Board from seven to nine directors. The Bylaws provide that a director may resign by sending a written notice to the Chairman of the Board of Directors. A vacancy occurring on the Board may be filled by an affirmative vote of a majority of the remaining directors and a director so elected shall serve until the next election of directors which will take place within one year.

     The Bylaws also provide that the Board of Directors be classified into three classes as nearly equal in number as the then total number of directors constituting the whole Board permits. Each class is to be elected to separate three-year terms with each term expiring in different years. At each Annual Meeting the directors or nominees constituting one class are elected generally for a three-year term.

Nominations for Election to the Board of Directors

     The Board of Directors of the Bank constitutes the Nominating Committee and considers persons who would be eligible or desirable for membership on the Board of Directors. Names are solicited from management as well as directors and an effort is made to obtain information with respect to all such potential nominees for the position of director. The Nominating Committee also would consider any stockholder nomination made in writing which is submitted prior to the Committee's deliberations. The Nominating Committee delivers written nominations to the Secretary of the Bank at least 30 days prior to the date of the Annual Meeting.

     Pursuant to the Bylaws of the Bank, stockholders may make nominations for directors if the nominations are in writing and delivered to the Secretary of the Bank in accordance with the Bylaws which state that nominations shall be received at the principal executive offices of the Bank not less than 20 calendar days prior to the Annual Meeting. Written nominations which are so received will appear on the ballot at the Annual Meeting. If nominations are not so made, only the nominations of the Board of Directors may be voted upon at the Annual Meeting. If the Board of Directors fails to make nominations at least 30 days prior to the Annual Meeting date, however, nominations for directors may be made at the Annual Meeting by any stockholder entitled to vote.

Nominees for Directors

     The three nominees for directors are listed below. It is the intention of the persons named in the Proxy to vote for the election of all nominees named. If any nominee(s) shall be unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee(s) as the Board of Directors recommends. See "Quorum".

     Information with respect to Director nominees to serve Three-Year Terms Expiring at the 2000 Annual Meeting is as follows:

Name and Principal Occupation During Past Five Years

     NOEL deCORDOVA, JR., Director since 1970. Member, Audit, Executive, 1985 Stock Option, and 1993 Stock Incentive Plan Committees. Of counsel to the law firm of Van DeWater and Van DeWater, Poughkeepsie, New York. Partner in the firm from 1958 to December, 1990. Served as Director of The Hammond Company, a holding company for various subsidiaries including its primary operating subsidiary, The Hammond Company, The Mortgage Bankers, from 1982 until December, 1995.

     BURTON GOLD, Director since 1988. Member, Loan and 1985 Stock Option Committees. President and Chief Executive Officer of Stewart-Scott Associates, Inc., a building, developing and contracting firm since 1952, and owner of Fallkill Properties, a real estate property management firm, in Poughkeepsie, New York since 1988.

     HENRY C. MEAGHER, Director since 1972. Chair, Audit Committee; member Executive, 1985 Stock Option, and 1993 Stock Incentive Plan Committees. Chairman and Chief Executive Officer of Mechanical Construction Corp., Poughkeepsie, New York from 1956 to January, 1995. Since January, 1995, Chairman and Chief Executive Officer of MCC Hudson Valley, Inc., Poughkeepsie, New York. Both firms are mechanical contracting companies specializing in commercial and industrial construction.

     The Board of Directors of Poughkeepsie Savings recommends a vote FOR approval of the nominees for director.

Directors Whose Terms Continue

Directors Whose Terms Expire at the 1999 Annual Meeting:

     JEH V. JOHNSON, Director since 1977. Member, Loan and 1985 Stock Option Committees. Principal in Jeh V. Johnson, F.A.I.A., Architect, Wappingers Falls, New York, and, since 1964, lecturer in architecture at Vassar College, Poughkeepsie, New York.

     ROBERT M. PERKINS, Director since 1994. Member, Audit, Loan and 1985 Stock Option Committees. President since 1984 of Perkins Values and Findings, Inc. ("PVF, Inc."), a Registered Investment Advisor in Millbrook, New York. From 1973 to 1984, served as Managing Director, The First Boston Corporation in New York City, and, from 1960 to 1973, was associated with Halsey, Stuart & Co. Inc., an investment banking firm in New York City, serving as Executive Vice President of the firm from 1971 to 1973.

     JOSEPH B. TOCKARSHEWSKY, Chairman of the Board, President and Chief Executive Officer since 1992. Member, Executive and Loan Committees. Elected Chairman, President and Chief Executive Officer of the Bank in July, 1992. From 1986 to 1992, Executive Vice President at American Security Bank in Washington, D.C. From 1983 to 1986, Executive Vice President at Carteret Savings and Loan Association in Morristown, New Jersey. From 1979 to 1982, Executive Vice President and Director at First Federal Savings and Loan Association in New York City.

Directors Whose Terms Expire at the 1998 Annual Meeting:

     ROBERT J. HUGHES, Director since 1995. Member Loan Committee. Executive Vice President and Chief Financial Officer since February, 1992. Consultant to Poughkeepsie Savings during January and February, 1992. From April 1983 to December 1991, Executive Vice President and Chief Financial Officer of American Savings Bank, White Plains, New York. From July 1978 to March 1983, Vice President and Assistant Corporate Comptroller of American Express Company.

     ELIZABETH K. SHEQUINE, Director since 1979. Member, Executive, Loan, 1985 Stock Option and 1993 Stock Incentive Plan Committees. Principally employed as an attorney engaged in the private practice of law in Poughkeepsie, New York, and as town justice for the Town of Washington, New York.

     JAMES V. TOMAI, JR., Director since 1994. Member, Audit, Loan and 1985 Stock Option Committees. Vice Chairman Emeritus of Sterling Forest Corporation, Tuxedo, New York, since June, 1991. Served as President of the Corporation from 1979 to January, 1990 and Vice Chairman from January, 1990 to June, 1991. Sterling Forest Corporation is a subsidiary of The Home Insurance Company, New York City. Served as a Trustee of Dry Dock Savings Bank from 1972 to 1983 and as a director of Investors Preference Fund for Income, Inc. and Investors Preference New York Tax-Free Fund, Inc. from their inceptions in May, 1987 and February, 1991, respectively, until May, 1994.

Director Emeritus

     Effective with the expiration of his term at the Annual Meeting of Stockholders on April 26, 1995 and in recognition of his long and dedicated service, Milton Chazen became a Director Emeritus of the Bank. Mr. Chazen had been a Director since 1967. The Board of Directors invited Mr. Chazen to attend meetings of the Board of Directors and of the

Loan Committee. As Director Emeritus, Mr. Chazen provides advice and consultation on matters under consideration but does not cast any vote.

Executive Officers Who Are Not Directors or Director Nominees

     Set forth below is information with respect to the principal occupations during the last five years for the five executive officers of the Bank who are not directors or director nominees. Ms. Vanasse and Mr. Sandlund became executive officers on January 1, 1997.

     JOEL A. BROTMAN. Age 53. Mr. Brotman has been Senior Vice President responsible for Residential Lending since July 1995, and was a consultant to the Bank from April to July 1995. Mr. Brotman served as Senior Vice President-Retail Mortgage Production Manager at First Fidelity Bank, North Brunswick, NJ from 1993 to 1995; as Senior Vice President/Wholesale and Retail Production at First Town Mortgage Corporation, Secaucus, NJ from 1991 to 1993, and as Senior Vice President of The Howard Savings Bank and President and Chief Executive Officer of The Howard Mortgage Group, Inc., Livingston, NJ from 1990 to 1991. From 1984 to 1990 Mr. Brotman was Senior Vice President/Production/Secondary Market Support at Margaretten and Company, Inc., Perth Amboy, NJ.

     RICHARD J. MALENA. Age 49. Mr. Malena was elected a Senior Vice President of the Bank in September 1988. He joined the Bank in 1983 as an Assistant Vice President and Manager of the Consumer Lending Department. From 1988 to June 1990, Mr. Malena held the position of Northeast Regional Manager of Market Street Mortgage Corporation (former Bank subsidiary). Since 1990, he has served as Senior Vice President with responsibility for Retail Banking.

     JEFFREY C. MCDONOUGH. Age 33. Mr. McDonough was elected Vice President responsible for Human Resources in December 1992; he had been the Director of Human Resources since June 1992. Mr. McDonough joined the Bank in 1988 as Compensation and Benefits Manager and served as Assistant Vice President/Compensation and Benefits Manager from June 1991 to June 1992.

     STEN F. B. SANDLUND. Age 42. Mr. Sandlund has been Vice President responsible for the Commercial Real Estate Division since January 1997. From September 1993 to 1996, he was Vice President/Special Assets. From June 1991 to September 1993, Mr. Sandlund served as Senior Vice President, American Institutional Advisors of Illinois, Inc., a real estate debt and equity placement firm in Chicago, Illinois.

     TANYA G. VANASSE. Age 36. Ms. Vanasse has been Vice President and Marketing Director since May 1996. From May 1994 to May 1996, Ms. Vanasse was Second Vice President/Workplace Banking Manager at The Chase Manhattan Bank; from November 1989 to April 1994, she held the position of Division Marketing & Sales Manager (Westchester County) at The Chase Manhattan Bank.

     The ages, holdings and percentages of common stock ownership of the Bank's Board of Directors, Director Nominees and each of the executive officers named in the Summary Compensation Table are as follows:

                                                         Beneficial
                                      Age at             Ownership at
Name of Beneficial Owner           March 5, 1997        March 5, 1997*
------------------------           -------------        --------------

Noel deCordova, Jr............           67              62,672(a)(b)

Burton Gold...................           70              26,465(a)(c)(d)

Jeh V. Johnson................           65              24,355(a)(e)

Henry C. Meagher..............           71              59,442(a)(f)

Robert M. Perkins.............           61              16,500(g)

Elizabeth K. Shequine.........           66              32,525(a)(h)

Joseph B. Tockarshewsky.......           57             353,229(i)

James V. Tomai, Jr............           75              17,000(g)(j)

Robert J. Hughes..............           50             199,702(k)

Joel A. Brotman...............           53              36,563(l)

Richard J. Malena.............           49              91,937(m)
                                                          ------
  All directors and executive
  officers of the Bank as a group
  (14 persons)................                            ------

--------------

     * Based upon information furnished by the respective individuals, each of the above-named individuals, except Joseph B. Tockarshewsky and Robert J. Hughes, owns less than 1 percent of the issued and outstanding Poughkeepsie Savings Common Stock. Messrs. Tockarshewsky and Hughes beneficially own _____ percent and ______ percent, respectively, of the issued and outstanding shares of Poughkeepsie Savings Common Stock. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she, directly or indirectly, has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. A person is deemed to have beneficial ownership of shares which may be received upon the exercise of outstanding options if the option is exercisable within 60 days.

     (a) Includes currently exercisable nonqualified options for 16,000 shares under the 1993 Directors' Stock Option Plan.

     (b) Includes 12,001 shares held by Mr. deCordova's wife who has sole voting and investment power. Mr. deCordova disclaims beneficial ownership of these shares.

     (c) Includes currently exercisable nonqualified options for 5,000 shares under the 1985 Stock Option Plan.

     (d) Includes 465 shares held by Mr. Gold's wife, who has sole voting and investment power. Mr. Gold disclaims beneficial ownership of these shares.

     (e) Includes 1,044 shares held by Mr. Johnson's wife, who has sole voting and investment power. Mr. Johnson disclaims beneficial ownership of these shares.

     (f) Includes 6,196 shares held by Mr. Meagher's wife, who has sole voting and investment power. Mr. Meagher disclaims beneficial ownership of these shares.

     (g) Includes currently exercisable nonqualified options for 11,500 shares under the 1993 Directors' Stock Option Plan.

     (h) Includes 25 shares held by Mrs. Shequine's adult son, who has sole voting and investment power. Mrs. Shequine disclaims beneficial ownership of these shares.

     (i) Includes currently exercisable nonqualified options for 298,975 shares and 3,261 shares allocated to him under the Employee Stock Ownership Plan ("ESOP").

     (j) Includes 3,000 shares held by Mr. Tomai's wife, who has sole voting and investment power. Mr. Tomai disclaims beneficial ownership of these shares.

     (k) Includes currently exercisable nonqualified options for 166,199 shares and 3,261 shares allocated to him under the ESOP.

     (l) Includes currently exercisable nonqualified options for 36,000 shares and 192 shares allocated to him under the ESOP.

     (m) Includes 2,079 shares and 331 shares held by Mr. Malena's wife and adult daughter, respectively, each of whom has sole voting and investment power. Mr. Malena disclaims beneficial ownership of these shares and 331 shares for which Mr. Malena's wife is custodian for their son. Also includes currently exercisable nonqualified options for 76,980 shares and 4,827 shares allocated to him under the ESOP.

Board of Directors, Its Committees, Meetings and Functions

     During 1996 the Board held 15 meetings. In addition, the following committees of the Board held the number of meetings indicated during fiscal year 1996: Audit, five; Executive, 20; Loan, 21; Nominating, one; 1993 Stock Incentive Plan, four. In 1996, the Board established an ad hoc Building Committee which held three meetings. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees of which he or she was a member.

Committees of the Board

     The Executive Committee, has and may exercise, when the Board of Directors is not in session, all of the authority of the Board of Directors except for powers specifically reserved to the Board by the Bank's Bylaws. The Executive Committee reviews and recommends, for approval by the Board of Directors: accounting, finance and asset risk policies, election of officers; corporate plans and organizational structures; compensation of and retirement plans for directors; salary administration for the Bank; and performance and compensation of executive officers. Directors deCordova, Meagher, Shequine and Tockarshewsky comprise the Executive Committee.

     The Audit Committee, which is composed of all non-employee directors, reviews the reports and recommendations of the Bank's internal auditor and independent auditors and their assessments of the adequacy of internal controls; reviews and recommends, for approval of the Board of Directors, the establishment of policies to ensure the integrity of all financial statements and disclosures and full compliance by the Bank with existing laws and regulations; and oversees and evaluates management's effectiveness in implementing the policy statement on internal controls and ensuing compliance with the code of conduct and ethics. The Audit Committee also recommends to the Board of Directors the appointment of the independent auditors, which appointment then is presented to the stockholders for ratification. Directors deCordova, Meagher, Perkins and Tomai comprise the Audit Committee.

     The Loan Committee approves all loans not delegated to management for approval and all commercial loans over $1 million. On a monthly basis, the Loan Committee reviews delinquency and problem loan reports for all loan functions and reviews commercial loan workout and asset disposition proposals. On a quarterly basis, the Loan Committee reviews, among other things, the asset risk review summary. The Loan Committee also reviews and recommends, for approval of the Board of Directors, lending policies and procedures and policy resolutions with respect to delegated loan authority. Directors Gold, Hughes, Johnson, Perkins, Shequine, Tomai and Tockarshewsky comprise the Loan Committee. Director Emeritus Chazen attends meetings of the Loan Committee but is not a voting member of the Committee.

     The Stock Option Committee, which is composed of all non-employee directors, administers the 1985 Stock Option Plan and makes recommendations to the Board of Directors respecting the grant of options pursuant to the Plan. Currently this committee is composed of all directors except directors Hughes and Tockarshewsky, the only directors who are employees of the Bank. The 1993 Stock Incentive Plan Committee, which consists of two or more members of the Board, none of whom is an officer or employee of the Bank and each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the

Securities Exchange Act of 1934, as amended (the "Exchange Act") administers the 1993 Stock Incentive Plan. Currently this committee is composed of directors deCordova, Meagher and Shequine.

     The Nominating Committee makes director nominations. The Board of Directors constitutes the Nominating Committee. In 1996 the Nominating Committee held one meeting.

     From time to time, the Board of Directors may establish one or more ad hoc committees for special purposes and designate specific directors to serve on such committees.

Compliance with Section 16(a) of the Securities Exchange Act

     During 1996, all directors and executive officers made timely filings with respect to Form 4 reports. In making this statement, the Bank has relied on the written representations of its directors and officers.

Compensation of Directors

     Non-employee directors of the Bank receive an $8,000 annual retainer, which is paid in quarterly installments. In addition to the annual retainer, all non-employee directors receive a fee of $300 and $400 for participation in meetings of the Board of Directors and the Audit, Executive, Loan and any ad hoc committees, respectively. In recognition of his additional responsibilities, the Chairman of the Audit Committee receives $800 for his attendance at each meeting of this committee. Director Emeritus Milton Chazen receives $150 and $200 for his participation in each meeting of the Board of Directors and the Loan Committee, respectively.

     Directors also may be paid for special services rendered to the Bank at the specific direction of the Board of Directors and may be reimbursed for reasonable expenses for attendance at meetings of the Board of Directors and Board committees. During 1996, non-employee directors and the director emeritus received compensation for an all-day property site inspection and planning meeting, respectively.

     The Bank has a non-contributory, non-qualified Non-Employee Directors' Retirement Plan ("Retirement Plan") for directors who are not employees of the Bank. Benefits are payable only to non-employee directors who retire from the Board on or after age 65 with at least five years of continuous service as a non-employee director. The annual benefit is an amount equal to 50% of the annual retainer payable to outside directors on the date a director retires, increased by 10% for each year by which a director's years of service on the Board are more than five, but not more than ten. The benefit will be paid to an eligible retired non-employee director for life and, upon the death of such retired outside director, one-half of the benefit will be paid to such director's surviving spouse for life. Benefits will be paid in quarterly installments.

     Since 1986, the Bank has had a deferred compensation plan for eligible non-employee members of its Board of Directors, whereby such directors may defer all or a percentage of his or her directors' fees. The director may elect the time and manner of distribution of deferred fees. Effective April 18, 1995, the Board of Directors adopted an amended Poughkeepsie Savings Bank, FSB Board of Directors Deferred Compensation Plan ("Directors Deferred Compensation Plan").

Certain Transactions and Relationships

     All loans by the Bank to directors and executive officers were made in the ordinary course of the Bank's business and on the same terms as loans to nonaffiliated third parties, except that home equity loans granted prior to passage of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), in August 1989, were made to directors, officers and employees at a rate 1.5% below that charged to nonaffiliated persons, but not below the Bank's cost of funds, and loan fees on all loans to officers and employees were waived. The Bank amended its loan policy in August 1989 to eliminate such favorable rate loans to the Bank's directors, executive officers or controlling stockholders. The following home equity loans were granted to directors or executive officers prior to FIRREA:


                               Largest Balance
                     Date of   Outstanding      Balance at
  Name               Loan      During 1996      December 31, 1996  Interest Rate
  ----               ----      -----------      -----------------  -------------

Richard J. Malena.  12/30/87    74,997.45           --(a)               (b)

     (a) Home equity line of credit paid off on August 5, 1996 and account closed.

     (b) Interest rate is based on the prime rate and is equal to the prime rate quoted in The Wall Street Journal on the last business day of the prior month.

     During 1996, all loans to directors and executive officers of the Bank were performing in accordance with their terms. In addition, all loans by the Bank to directors and executive officers were made in the ordinary course of the Bank's business and, in the judgment of management, at the time of origination did not involve more than the normal risk of collectibility or present other unfavorable features.

Employment Agreements with Management

     The Bank entered into a two-year employment agreement with Joseph B. Tockarshewsky on February 27, 1997. The agreement provides that the term of the agreement will continue to extend each year upon approval by the Board of Directors, but the term of the agreement will not extend beyond January 11, 2005. The agreement provides for an annual base salary of $295,000.

     The Bank's three-year employment agreement with Robert J. Hughes expires on April 10, 1999, except that the term may be extended by additional consecutive one-year periods upon annual review and approval by the Board of Directors. The agreement provides for an annual base salary of $199,650.

     Under their respective employment agreements, Messrs. Tockarshewsky and Hughes will receive payments or entitlements under any incentive compensation program of the Bank in effect, from time to time, which shall include participation in the Bank's existing Management Award Program ("MAP"), in such amounts as the Board determines to be appropriate, in a profit-sharing provision of the Bank's 401(k) Plan and in option award grants.

     If Messrs. Tockarshewsky and Hughes are terminated without cause, they will receive all accrued but unpaid compensation, including incentive compensation, then owed, and will receive a severance benefit commensurate with the predetermined formula contained in their respective employment agreements.

Executive Compensation Overview

     The Bank is committed to attracting, retaining and motivating qualified personnel and to creating an environment in which employees recognize that they are valued as individuals and treated with respect, dignity and fairness.

     The Bank uses a merit-based system of compensation to encourage individual employees to achieve their productive and creative potential. The Bank regularly compares its compensation system with those of competitors and refines its system as necessary to encourage a motivated and productive work force.

     The following tables provide information regarding the compensation of the Bank's chief executive officer and three other executive officers whose salary and bonus exceeded $100,000 for 1996. No other person serving as an executive officer as of December 31, 1996 had a total salary and bonus in 1996 in excess of $100,000.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                                                                     Long-Term
                                                     Annual Compensation         Compensation Awards
                                        ---------------------------------------- -----------------------------
     Name and Principal                                     Other Annual    Securities Underlying  All Other
          Position           Year    Salary     Bonus      Compensation(1)  Options (in Shares)   Compensation
------------------------     -----   ------ -------------- --------------    -----------------    -----------
Joseph B. Tocharshewsky...   1996   $275,000   $______(2)      $ 0                150,000          $______(3)
   Chairman, President and   1995    275,000    67,316                                  0           12,538
     Chief Executive Officer 1994    275,000    72,174                             70,000           11,705

Robert J. Hughes..........   1996    199,650    ______(2)        0                 87,000           ______(4)
Executive Vice President     1995    199,650    49,292                                  0           12,411
 and Chief Financial Officer

                             1994    199,301    43,919                             35,000           12,062

Richard J. Malena.........   1996    121,866    ______(2)        0                 65,000           ______(5)
   Senior Vice President     1995    114,693    26,250                                  0            9,931
                             1994     98,826    28,410                             20,000            8,001

Joel A. Brotman...........   1996    105,000    ______(2)(6)     0                 65,000           ______(7)
   Senior Vice President     1995     74,714    38,168                             20,000            7,592
                             1994          0         0                                  0                0

----------

(1) The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting thresholds.

(2) Awards made under the Bank's 1996 Management Award Program ("1996 MAP"). Messrs. _________, ____________ elected to defer their awards under the Poughkeepsie Savings Bank, FSB Employees Deferred Compensation Plan ("Deferred Compensation Plan").

(3) Included in All Other Compensation is $439, representing an allocation of 78 shares under the Employees Stock Ownership Plan ("ESOP") for the year 1996 valued at $5.625, the closing price of the stock on February 12, 1997, the date the allocation was made; $4,760 and $_______ representing a matching contribution made by the Bank and a discretionary profit sharing payment, respectively, under the Bank's 401(k).

(4) Included in All Other Compensation is $439, representing an allocation of 78 shares under the ESOP for the year 1996 valued at $5.625, the closing price of the stock on February 12, 1997, the date the allocation was made; $4,838 and $_______ representing a matching contribution made by the Bank and a discretionary profit sharing payment, respectively, under the Bank's 401(k).

(5) Included in All Other Compensation is $608, representing an allocation of 108 shares under the ESOP for the year 1996 valued at $5.625, the closing price of the stock on February 12, 1997, the date the allocation was made; $3,515 and $_______ representing a matching contribution made by the Bank and a discretionary profit sharing payment, respectively, under the Bank's 401(k).

(6) Mr. Brotman's compensation includes a performance bonus on residential loan closings above specified thresholds. In 1996, Mr. f Brotman's performance bonus was $50,269.

(7) Included in All Other Compensation is $101, representing an allocation of 18 shares under the ESOP for the year 1996 valued at $5.625, the closing price of the stock on February 12, 1997, the date the allocation was made; $2,724 and $_______ representing a matching contribution made by the Bank and a discretionary profit sharing payment, respectively, under the Bank's 401(k); and $4,868 representing reimbursement for relocation expenses.

Table of Option Grants in 1996

     The following table sets forth information with respect to the named executive officers concerning option grants during 1996.


                                  STOCK OPTIONS
                            INDIVIDUAL GRANTS IN 1996


                                  % of                             Potential
                                  Total                            Realizable Value
                                 Options    Exercise               At Assumed
                       Options  Granted to  or Base                Annual Rates of
Name                   Granted  Employees    Price                 Stock Price
----                   (# of      in       ($ per   Expiration     Appreciation For
                       Shares)   Fiscal Year  Share)    Date        Option Term
                      --------  ------------  -----    ------     --------------
                                                                      5%            10%
                                                                     ---            ---
Joseph B. Tockarshewsky. 150,000    34.2%  $5.125   12/10/06(a)  $497,250.00    $1,311,750.00

Robert J. Hughes....      87,000    19.9%   5.125   12/10/06(a)   288,405.00       760,815.00

Joel A. Brotman....       65,000    14.8%   5.125   12/10/06(a)   215,475.00       568,425.00

Richard J. Malena....     65,000    14.8%   5.125   12/10/06(a)   215,475.00       568,425.00



--------------------


     (a) The terms of these incentive stock options granted to Messrs. Tockarshewsky, Hughes, Brotman and Malena under the 1993 Stock Incentive Plan, as amended effective January 28, 1997, include five-year vesting, with 40 percent vesting on March 1, 1997 and 15 percent vesting on March 1 of 1998, 1999, 2000 and 2001.

Table of Option Exercises in 1996 and Year-End Option Values

     The following table sets forth information with respect to the named executive officers concerning the exercise of options during 1996, and unexercised options held as of December 31, 1996.

                       AGGREGATED OPTION EXERCISES IN 1996

                                                                  Value of
                                             Number of          Unexercised
                                             Unexercised        In-The-Money
                       Shares               Options at Fiscal Options at Fiscal
                       Acquired              Year-End (#)         Year End
                        on       Value       Exercisable (E)    Exercisable  (E)
 Name                  Exercise  Realized(1) Unexercisable (U) Unexercisable (U)
 -----                 --------  ----------   -------------     --------------

Joseph B. Tockarshewsky..  0       0           238,975/E        $536,443/E  (2)
                                               220,000/U         211,250/U

Robert J. Hughes.........  0       0           131,399/E         316,821/E  (2)
                                               122,000/U         107,125/U

Joel A. Brotman..........  0       0            10,000/E               0/E  (2)
                                                75,000/U           8,125/U

Richard J. Malena........  0       0            50,980/E          98,088/E  (2)
                                                65,000/U           8,125/U


--------------------

(1) Market Value of underlying securities at exercise date or year-end, as the case may be, minus the exercise price of "in-the-money" options.

(2)  At December 31, 1996, all 238,975, 131,399, 10,000 and 50,980 options, respectively, were fully exercisable. Values are based on the closing market price of the common stock on December 31, 1996, the last trading date in 1996.

Pension Plan Table

     The Bank has maintained a noncontributory, multiple-employer defined benefit plan (the "Pension Plan") for its employees. The Pension Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

     As part of a broad-based expense reduction program initiated in 1991, the Board approved an amendment to the Pension Plan, which provides that, effective October 1, 1991, there will be (i) no new enrollments in the Pension Plan and
(ii) no further benefit accruals under the Pension Plan, until the amendment is rescinded by the Board.

     The following table sets forth the approximate annual benefits relating to the Pension Plan that would be payable as of December 31, 1996 under various assumptions as to average credit earnings (as defined in the Pension Plan) and years of credited service (as defined in the Pension Plan) to employees in higher salary classifications who are 65 years of age as of such date.

                       ESTIMATE OF ANNUAL PENSION BENEFITS
                      BASED ON YEARS OF CREDITED SERVICE(1)

Final                              Years of Credited Service
                ------------------------------------------------------------

Average
Salary             15         20         25         30         35
-------            --         --         --         --         --

$125,000         25,279     33,706    42,132      50,558     58,985

 150,000         30,904     41,206    51,507      61,808     72,110

 175,000         36,529     48,706    60,882      73,058     85,235

 200,000         42,154     56,206    70,257      84,308     98,360

 225,000         44,224     58,966    73,707      88,448    103,190

 250,000         44,224     58,966    73,707      88,448    103,190

 300,000         44,224     58,966    73,707      88,448    103,190

 400,000         44,224     58,966    73,707      88,448    103,190

 450,000         44,224     58,966    73,707      88,448    103,190

 500,000         44,224     58,966    73,707      88,448    103,190

-----------------


(1) The benefit of normal retirement is an annual allowance equal to 1.5 percent of a participant's average annual earnings multiplied by the number of years of an employee's credited service, after January 1, 1986, up to a maximum of 40 years, reduced by 1.5% of the primary Social Security benefit multiplied by the same number of years of credited service.

     Since plan accruals were frozen as of September 30, 1991, benefit amounts were determined based upon 1991 Internal Revenue Service Code ("IRC") Regulations and the Financial Accounting Standards amounts presented above using 1991 Social Security law. Should the plan resume accruals, benefit amounts will be based on the current IRC Section 401(a)(17) (maximum compensation) and 415(b) (maximum annual benefit) limits and current Social Security law.

     At December 31, 1996, of the named executive officers, only Mr. Malena had any years of credited service or any average credit earnings. Mr. Malena has 5 years and 9 months of credited service.

Report of the Compensation Committee

     The Executive Committee of the Board of Directors also functions as the compensation committee. In this capacity, the Executive Committee annually evaluates the performance of management, reviews the compensation levels of members of management, and considers management succession and related matters. The Committee reviews with the Board in detail all aspects of compensation for the six officers who constitute the Bank's executive management group including a recommendation for activation of the management award program. Stock option grants are determined by the respective stock option committees.

     The members of the Executive Committee are Noel deCordova, Jr., Henry C. Meagher, Elizabeth K. Shequine and Joseph B. Tockarshewsky. Mr. Tockarshewsky, Chairman, President and Chief Executive Officer of the Bank, is the only employee member of the Executive Committee and does not participate in the review of his compensation.

     The Executive Committee administers an executive compensation program which is designed to:

     1. Allow the Bank to compete for and retain executives critical to the Bank's future success by providing compensation that is commensurate with the institution's position as a well-capitalized institution which is engaged in various measures to enhance its franchise.

     2. Align the interest of its executives with the interest of the Board and the stockholders by providing performance-based awards through an annual management award program.

     3. Increase ownership in Poughkeepsie Savings Common Stock by the Bank's executive officers through the Employees Deferred Compensation Plan which offers Poughkeepsie Savings Common Stock as an investment option, thereby providing further incentive to executive officers to improve the performance of the Bank and its common stock.

     The Board believes that compensation for the executive officers should be based on achievement of an overall corporate profit goal as well as business unit/individual goals and should provide an incentive for effective management of the Bank's assets. The Board established the MAP to support the achievement of these goals. The Board establishes the earnings performance threshold and determines whether the MAP is activated. The Board may delegate authority to the Executive Committee to approve individual participant awards.

     In 1996, the Executive Committee based its evaluation of the performance and compensation of the chief executive officer and other executive officers primarily on their leadership and performance in achieving the 1996 corporate performance goals as well as on peer data for comparable positions in financial institutions of a similar size.

                                                   NOEL deCORDOVA, JR.
                                                   HENRY C. MEAGHER
                                                   ELIZABETH K. SHEQUINE
                                                   JOSEPH B. TOCKARSHEWSKY

Comparison of Total Stockholder Return

     The following graph sets forth the Bank's total stockholder return over the five-year period beginning December 31, 1991, and ending December 31, 1996, as compared to the NASDAQ Stock Market (US) Index and the NASDAQ Banks Index.

                                 [Performance Graph]

                                           Years Ended December 31
                             --------------------------------------------------

                                    1991    1992     1993    1994    1995   1996
                                    ----    ----     ----    ----    ----   ----
Poughkeepsie Savings Bank, FSB      $100    $123     $400    $440    $569   $581
NASDAQ Stock Market-US Index         100     116      134     131     185    227
NASDAQ Bank Index                    100     146      166     165     246    326

------------------------
*$100 invested on 12/31/91 in stock or index-including reinvestment of dividends. Fiscal years ending December 31.

                            HOLDING COMPANY FORMATION

                                 (Proposal Two)

General

     Stockholders of Poughkeepsie Savings are being asked to approve an Agreement and Plan of Reorganization between Poughkeepsie Savings, Poughkeepsie Interim Federal Savings Bank ("Interim") and the Company, pursuant to which Interim will merge with and into Poughkeepsie Savings and, as a result, the Company will become the parent holding company of Poughkeepsie Savings and all of the outstanding shares of Poughkeepsie Savings Common Stock will be converted into and exchanged for shares of Company Common Stock on a one-for-one basis. The full text of the Agreement is attached as Appendix A to this Proxy Statement-Prospectus, and the discussion below is qualified in its entirety by reference thereto.

     The Company is a recently-formed Delaware corporation that was formed by Poughkeepsie Savings as a direct wholly-owned subsidiary for the purpose of becoming the parent holding company of Poughkeepsie Savings and, therefore, has no operating history. As part of the Reorganization, Poughkeepsie Savings and the Company will organize Interim as a wholly-owned subsidiary of the Company. If the Reorganization is approved by the stockholders of Poughkeepsie Savings, and subject to the satisfaction of all other conditions set forth in the Agreement, Interim will be merged with and into Poughkeepsie Savings, with Poughkeepsie Savings as the surviving institution.

     After the Reorganization, Poughkeepsie Savings will continue its existing business and operations as a wholly-owned subsidiary of the Company. The consolidated assets, liabilities, stockholders' equity and income of the Company immediately following the Reorganization will be the same as those of Poughkeepsie Savings immediately prior to the consummation of the Reorganization. The Board of Directors of the Company is comprised of the members of the Board of Directors of Poughkeepsie Savings, and the officers of the Company are the executive officers of Poughkeepsie Savings. It is the Bank's current intention that upon consummation of the Reorganization it will continue to operate under the name "Poughkeepsie Savings Bank, FSB" and its deposit accounts will continue to be insured by the FDIC to the maximum extent permitted by law. The corporate existence of Poughkeepsie Savings will continue unaffected and unimpaired by the Reorganization, except that all of the outstanding shares of Poughkeepsie Savings Common Stock will be owned by the Company. The existing stockholders of Poughkeepsie Savings will, in turn, own all of the outstanding shares of Company Common Stock, having received that stock in exchange for their shares of Poughkeepsie Savings Common Stock as part of the Reorganization.

     The Board of Directors of Poughkeepsie Savings has unanimously approved the Agreement, subject to the receipt of stockholder approval and necessary regulatory approvals, and unanimously recommends that stockholders of Poughkeepsie Savings approve such Agreement.

Reasons for the Reorganization

     The Board of Directors of Poughkeepsie Savings believes that the holding company form of organization will provide flexibility for meeting the future financial needs of Poughkeepsie Savings or other subsidiaries of the Company. For example, the holding company form of organization would permit the Company to repurchase shares of Company Common Stock without the adverse tax consequences which would be experienced by Poughkeepsie Savings in the event that it repurchased shares of Poughkeepsie Savings Common Stock, which tax consequences would be a result of the recapture of a portion of the bad debt reserves which Poughkeepsie Savings has established for federal income tax purposes under Section 593 of the Internal Revenue Code of 1986 ("Code").

     In addition, applicable laws and regulations limit the types of businesses in which Poughkeepsie Savings and its subsidiaries may engage and the amount which Poughkeepsie Savings can invest in its subsidiaries. The establishment of the holding company for Poughkeepsie Savings will permit diversification of operations free of these restrictions. It is anticipated that the increased acquisition and diversification flexibility provided by the holding company form of organization ultimately will increase Poughkeepsie Savings' ability to compete effectively with commercial banks in its market area, many of which are subsidiaries of holding companies.

     The Board of Directors of Poughkeepsie Savings also believes that a holding company form of organization will facilitate the acquisition of other financial institutions, subject to restrictions of applicable laws and regulations. For example, the holding company form of organization will permit an acquired institution to operate on a more autonomous basis as a wholly-owned subsidiary of the Company and to retain its own directors, officers, corporate name and local identity. In addition, the Company would be able to acquire a new subsidiary, for cash or stock, in a transaction that may not require approval of the Company's stockholders. Poughkeepsie Savings has not been actively involved in evaluating prospective acquisition candidates and there are no current agreements or understandings with respect to the acquisition of any financial institution or other company. The Board of Directors of Poughkeepsie Savings believes, however, that Poughkeepsie Savings' ability to act promptly to take advantage of any desirable opportunities in this regard that may arise in the future could be jeopardized if formation of the holding company is deferred.

     Poughkeepsie Savings' management recognizes that some increased costs will be incurred in the operation of the Company and that securities of the Company, unlike those of Poughkeepsie Savings, must be registered with the SEC and may not be legal investments for institutions as fiduciaries in some jurisdictions. Nevertheless, for the reasons stated above, the Board of Directors believes that the holding company formation is in the best interests of Poughkeepsie Savings and its stockholders.

Description of the Reorganization

     Poughkeepsie Savings incorporated the Company as a direct wholly-owned subsidiary under the laws of the State of Delaware on January 16, 1997 for purposes of becoming the parent holding company of Poughkeepsie Savings upon consummation of the Reorganization, and Poughkeepsie Savings and the Company are currently in the process of organizing Interim solely for purposes of facilitating such Reorganization. Pursuant to the Agreement, Interim will merge with and into Poughkeepsie Savings, with Poughkeepsie Savings as the surviving institution. In connection with such merger, (i) each share of Poughkeepsie Savings Common Stock will be converted into one share of Company Common Stock,
(ii) each share of capital stock of Interim held by the Company will be automatically converted on a one-for-one basis into shares of Poughkeepsie Savings Common Stock, and (iii) shares of Company Common Stock indirectly held by Poughkeepsie Savings prior thereto will be cancelled. The result of the merger of Interim with and into Poughkeepsie Savings will be that the Company will become the owner of all of the outstanding shares of Poughkeepsie Savings Common Stock and each stockholder of Poughkeepsie Savings will become the owner of one share of Company Common Stock for each share of Poughkeepsie Savings Common Stock held by him or her immediately prior thereto.

     The merger of Interim with and into Poughkeepsie Savings and the resultant holding company formation will become effective on the date that the Agreement and the transactions contemplated thereby have received the approval of the OTS and all other regulatory agencies having jurisdiction over the Merger, if any ("Effective Date").

     Upon consummation of the Reorganization, the outstanding stock certificates which prior thereto represented shares of Poughkeepsie Savings Common Stock will thereafter for all purposes represent an equal number of shares of Company Common Stock. After the Reorganization, stockholders will be entitled to exchange their present stock certificates for new certificates evidencing shares of Company Common Stock, although stockholders will not need to make such an exchange in order to have all of the rights of stockholders of the Company. An agent appointed by the Company and Poughkeepsie Savings will notify stockholders of record by mail promptly after consummation of the Reorganization of the procedures to be followed in order to surrender their certificates evidencing shares of Poughkeepsie Savings Common Stock to the transfer agent for the Company and Poughkeepsie Savings in exchange for certificates evidencing an identical number of shares of Company Common Stock. Until so exchanged, certificates evidencing shares of Poughkeepsie Savings Common Stock will for all purposes represent the same number of shares of Company Common Stock, and the holders of those certificates will have all the rights of stockholders of the Company.

     Although the terms of the Agreement were determined by arm's-length negotiations, because the Company and Interim were organized at the direction of Poughkeepsie Savings and because all members of the managements of the Company and Interim prior to the

Reorganization also serve as directors or officers of Poughkeepsie Savings, the Agreement cannot be considered the result of arm's-length negotiations.

Capital Resources

     Poughkeepsie Savings intends to provide the Company with an initial capitalization by contributing $100,000 to the Company immediately prior to consummation of the Reorganization. Additional financial resources may be available to the Company in the future through dividends paid to the Company by Poughkeepsie Savings, acquired entities or new businesses, borrowings or debt or equity financings. Poughkeepsie Savings plans to pay periodic dividends to the Company based on Poughkeepsie Savings' profitability, applicable OTS regulations and the Company's dividend policy. For a discussion of regulatory limitations on the payment of dividends by Poughkeepsie Savings, see "Holding Company Formation
- Market for Company Common Stock; Anticipated Dividend Policy; and Resales of Company Common Stock." Currently, Poughkeepsie Savings has capital resources which substantially exceed applicable requirements.

Conditions to the Reorganization; Abandonment

     The Agreement provides that it shall not become effective until all of the following first shall have occurred: (i) the Agreement shall have been approved by a vote of the holders of a majority of the issued and outstanding Poughkeepsie Savings Common Stock; (ii) the Reorganization shall have been approved by the OTS and all applicable waiting periods shall have expired; (iii) the Company, Poughkeepsie Savings and Interim shall have received a favorable opinion from counsel concerning the federal income tax consequences of the Agreement and the formation of a holding company, as contemplated therein; (iv) the Company Common Stock to be issued in exchange for Poughkeepsie Savings Common Stock shall be registered or qualified for issuance under the Securities Act and applicable state securities laws, except in each case to the extent that the Company relies on an available exemption therefrom; and (v) Poughkeepsie Savings and the Company shall have obtained any other necessary consents or approvals required for the Reorganization.

     An application has been filed with the OTS to obtain approval of the Reorganization. A favorable opinion of counsel regarding the federal income tax consequences of the Reorganization has been received. See "Holding Company Formation - Federal Income Tax Consequences."

     If stockholders of Poughkeepsie Savings approve the Reorganization at the Annual Meeting, the Reorganization is expected to become effective as soon thereafter as required regulatory approvals are received, required waiting periods have expired and the other conditions to consummation of the Reorganization have either been satisfied or waived. If the Reorganization is not approved by Poughkeepsie Savings' stockholders, Poughkeepsie Savings will continue to operate without a holding company structure. All expenses which relate solely to the Reorganization will be paid by Poughkeepsie Savings whether or not the Reorganization is approved by its stockholders and the Reorganization is consummated.

     The Agreement provides that it may be abandoned by the Board of Directors of Poughkeepsie Savings, Interim or the Company if, among other things, (i) any action, suit, proceeding or claim has been instituted, made or threatened relating to the Agreement which shall make consummation of the transaction contemplated inadvisable in the opinion of Poughkeepsie Savings, Interim or the Company, or (ii) for any other reason consummation of the transaction contemplated thereby is inadvisable in the opinion of Poughkeepsie Savings, Interim or the Company.

Certain Federal Tax Consequences

     Poughkeepsie Savings, Interim and the Company have obtained an opinion of counsel from Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., to the effect that, for federal income tax purposes: (1) no gain or loss will be recognized by the stockholders of Poughkeepsie Savings upon the receipt of Company Common Stock in exchange for their shares of Poughkeepsie Savings Common Stock; (2) the basis of the Company Common Stock to be received by stockholders of Poughkeepsie Savings will be the same, in each instance, as the basis of the Poughkeepsie Savings Common Stock surrendered; (3) the holding period of the Company Common Stock to be received by each stockholder of Poughkeepsie Savings will include the holding period of the Poughkeepsie Savings Common Stock surrendered, provided that the Poughkeepsie Savings Common Stock was held as a capital asset on the date of the Reorganization; and (4) the Reorganization will not result in any taxable gain or loss to Poughkeepsie Savings or the Company.

     The foregoing discussion is based upon current law and is intended for general information only. Each stockholder is urged to consult his or her own tax advisor concerning the specific tax consequences of the Reorganization to such stockholder, including the applicability and effect of foreign, state, local or other tax laws and of any proposed changes in the Code.

Accounting Treatment of the Reorganization

     The Reorganization is expected to be treated as a "pooling of interests" (rather than a "purchase") for financial reporting and related purposes. Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of Poughkeepsie Savings and the Company will be combined at the effective time of the Reorganization and carried forward at their previously recorded amounts and the stockholders' equity accounts of Poughkeepsie Savings and the Company will be combined. Income and other financial statements of the Company issued after the Reorganization will be restated retroactively to reflect the consolidated operations of Poughkeepsie Savings and the Company as if the Reorganization had taken place prior to the periods covered by such financial statements.

Dissenters' Rights

     Pursuant to 12 C.F.R. ss. 552.14, no holder of shares of Poughkeepsie Savings Common Stock shall have any dissenter or appraisal rights in connection with the Reorganization.

Board of Directors and Management of the Company

     Board of Directors. Following consummation of the Reorganization, the Board of Directors of the Company will be elected by the stockholders of the Company and the Board of Directors of Poughkeepsie Savings will be elected by the Company, as the sole stockholder of Poughkeepsie Savings. The initial composition of the Board of Directors of the Company is identical with the Board of Directors of Poughkeepsie Savings as the initial directors of the Company are the nine persons who currently serve as directors of Poughkeepsie Savings, all of whom will have the same classes and terms as directors of the Company. For information about the principal occupation and business experience during the past five years of the directors of the Company, see "Election of Directors - Nominees for Director" and "Election of Directors - Directors Whose Terms Continue."

     The directors of the Company and Poughkeepsie Savings are divided into three approximately equal classes, with members of one class to be elected annually for a term of three years and until their successors are elected and qualified. The first class of directors consists of Messrs. Hughes and Tomai, Jr. and Ms. Shequine, the second class of directors consists of Messrs. Johnson, Perkins and Tockarshewsky and the third class of directors consists of Messrs. deCordova, Jr., Gold and Meagher. The directors in the first, second and third classes of directors have terms which correspond to their current classes as directors of Poughkeepsie Savings and which will expire at the first, second and third annual meeting of stockholders after the effective date of the Company's Certificate of Incorporation, respectively. Approval of the Reorganization by the stockholders of Poughkeepsie Savings will be deemed to be approval of the directors of the Company without further action and without changes in classes and terms.

     The Board of Directors of the Company intends, after the Reorganization, to establish audit, personnel and nominating committees which have the same responsibilities and members as the comparable committees of the Board of Directors of Poughkeepsie Savings. See "Election of Directors - Committees of the Board."

     Management. Following consummation of the Reorganization, the executive officers of the Company and Poughkeepsie Savings will be elected or appointed annually by or under the direction of their respective Boards of Directors and will hold office until their successors are elected and qualified. The executive officers of the Company currently are as follows: Joseph B. Tockarshewsky, Chairman of the Board, President and Chief Executive Officer, Robert J. Hughes, Executive Vice President and Chief Financial Officer, and Suzanne A. Gillespie, Secretary. At the present time, the Company does not intend to employ any persons other than its management.

Management Remuneration and Effect on Employee Benefit Plans

     It is not anticipated that separate compensation will be paid to the directors and officers of the Company until such time as the directors and officers of the Company devote significant time to the separate management of the Company's affairs, which is not expected to occur until the Company becomes actively involved in additional businesses. The Company may determine that such compensation is appropriate in the future, however.

     Upon consummation of the Reorganization, the ESOP of Poughkeepsie Savings will become the ESOP of the Company.

     Because the directors and officers of the Company initially will not be compensated by the Company but will continue to serve and be compensated by Poughkeepsie Savings, no separate employee benefit plans of the Company are anticipated at this time. Poughkeepsie Savings will continue to maintain its other employee benefit plans.

     Market for Company Common Stock; Anticipated Dividend Policy; and Resales of Company Common Stock

        Market for Company Common Stock. Because the Company is a newly-formed corporation and there is currently no established trading market for its securities, no information can be provided as to historical market prices for the Company Common Stock. Poughkeepsie Savings and the Company will take all action as may be necessary or advisable to ensure that the Company Common Stock will be approved for quotation on the Nasdaq Stock Market's National Market upon consummation of the Reorganization.

     On January 22, 1997, the last full trading day prior to the public announcement of the proposed Reorganization, the closing sale price of a share of Poughkeepsie Savings Common Stock on the Nasdaq Stock Market's National Market was $5.438. On March __, 1997, the closing sale price of a share of Poughkeepsie Savings Common Stock on the Nasdaq Stock Market's National Market was $_____.

     Anticipated Dividend Policy. Holders of Company Common Stock will be entitled to receive dividends when, as and if declared by the Board of Directors of the Company out of funds legally available therefor. The timing and amount of future dividends will be within the discretion of the Board of Directors of the Company and will depend on the consolidated earnings, financial condition, liquidity and capital requirements of the Company and its subsidiaries, applicable governmental regulations and policies and other factors deemed relevant by the Board of Directors. Currently, it is not anticipated that the dividend policy of the Company will differ from that of Poughkeepsie Savings.

     After consummation of the Reorganization, dividends from Poughkeepsie Savings will be the Company's primary source of funds for the payment of dividends because initially the Company will have no source of income other than such dividends and the capital contributed to the Company by Poughkeepsie Savings immediately prior to consummation of the Reorganization. Poughkeepsie Savings' payment of dividends to the Company will be subject to the limitations on capital distributions under OTS regulations.

     The ability of Poughkeepsie Savings to make funds available to the Company also will be subject to other restrictions imposed by federal law on the ability of any such savings association to extend credit to the Company and its non-bank subsidiaries, to purchase the assets thereof, to issue a guarantee, acceptance or letter of credit on their behalf (including an endorsement or standby letter of credit) or to invest in the stock or securities thereof, or to take such stock or securities as collateral for loans to any borrower. For additional information, see "Holding Company Formation - Regulation of the Company - Transactions with Affiliates."

     Resales of Company Common Stock. The Company Common Stock to be issued to stockholders of Poughkeepsie Savings in connection with the Reorganization has been registered under the Securities Act. Accordingly, shares of Company Common Stock received by stockholders of Poughkeepsie Savings upon consummation of the Reorganization will be freely transferable under the Securities Act by those stockholders of Poughkeepsie Savings not deemed to be "affiliates" of the Company or Poughkeepsie Savings. Affiliates are generally defined as persons who control, are controlled by, or are under common control with the Company or Poughkeepsie Savings at the time of the Annual Meeting (generally executive officers and directors).

     This Proxy Statement-Prospectus does not cover any resales of Company Common Stock received by persons who may be deemed to be affiliates of the Company upon consummation of the Reorganization.

Regulation of the Company

     The references to laws and regulations which are applicable to the Company and Poughkeepsie Savings set forth below and elsewhere herein are brief summaries thereof which do not purport to be complete and are qualified in their entirety by reference to such laws and regulations.

     From time to time various bills are introduced in the United States Congress which could result in additional or in less regulation of the business of the Company and Poughkeepsie Savings. It cannot be predicted at this time whether any such legislation actually will be adopted or how such adoption would affect the business of the Company or Poughkeepsie Savings.

     General. The Company has applied for the approval of the OTS to become a registered savings and loan holding company pursuant to the HOLA by acquiring all the stock of Poughkeepsie Savings. The Company, as a savings and loan holding company, will be subject to regulation and supervision by the OTS. The Company will be required to file annually a report of its operations with, and will be subject to examination by, the OTS.

     Activities Restrictions. There are generally no restrictions on the activities of a savings and loan holding company which holds only one subsidiary savings institution. However, if the Director of the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution, the Director may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings institution; (ii) transactions between the savings institution and its affiliates; and (iii) any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings institution subsidiary of such a holding company fails to meet the qualified thrift lender ("QTL") test then such unitary holding company also shall become subject to the activities restrictions applicable to multiple savings and loan holding companies and, unless the savings institution requalifies as a QTL within one year thereafter, shall register as, and become subject to the restrictions applicable to, a bank holding company.

     If the Company were to acquire control of another savings institution, other than through merger or other business combination with the Association, the Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings institution meets the QTL test, as set forth below, the activities of the Company and any of its subsidiaries (other than the Association or other subsidiary savings institutions) would thereafter be subject to further restrictions. Among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings institution shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof any business activity, upon prior notice to, and no objection by the OTS, other than: (i) furnishing or performing management services for a subsidiary savings institution; (ii) conducting an insurance agency or escrow business; (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution; (iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) those activities authorized by regulation as of March 5, 1987 to be engaged in by multiple savings and loan holding companies; or (vii) unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies, those activities authorized by the Federal Reserve Board ("FRB") as permissible for bank holding companies. Those activities described in (vii) above also must be approved by the Director of the OTS prior to being engaged in by a multiple savings and loan holding company.

     Limitations on Transactions with Affiliates. Transactions between savings institutions and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings institution is any company or entity which controls, is controlled by or is under common control with the savings institution. In a holding company context, the parent holding company of a savings institution (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the savings institution. Generally, Sections 23A and 23B (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and
(ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar transactions. In addition to the restrictions imposed by Sections 23A and 23B, no savings institution may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings institution.

     In addition, Sections 22(h) and (g) of the Federal Reserve Act places restrictions on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a savings institution, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the savings institution's loans to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings institution to all insiders cannot exceed the institution's unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers.

     Restrictions on Acquisitions. Except under limited circumstances, savings and loan holding companies are prohibited from acquiring, without prior approval of the Director of the OTS, (i) control of any other savings institution or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings institution or holding company thereof which is not a subsidiary. Except with the prior approval of the Director of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings and loan holding company.

     The Director of the OTS may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state if (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office located in the state of the institution to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act ("FDIA"); or (iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by the state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

     Under the Bank Holding Company Act of 1956, the FRB is authorized to approve an application by a bank holding company to acquire control of a savings institution. In addition, a bank holding company that controls a savings institution may merge or consolidate the assets and liabilities of the savings institution with, or transfer assets and liabilities to, any subsidiary bank which is a member of the BIF with the approval of the appropriate federal banking agency and the FRB. As a result of these provisions, there have been a number of acquisitions of savings institutions by bank holding companies in recent years.

Description of Company Capital Stock

     General. The Certificate of Incorporation of the Company authorizes the issuance of capital stock consisting of 40,000,000 shares of Company Common Stock and 2,000,000 shares of serial preferred stock, par value $.01 per share ("Company Preferred Stock"). There are 100 shares of Company Common Stock currently issued and outstanding, all of which are owned by Poughkeepsie Savings. After the Reorganization is consummated, such shares will be cancelled. The Company Common Stock, like the Poughkeepsie Savings Common Stock, will represent non-withdrawable capital, will not be of an insurable type and will not be insured by the FDIC.

     In the future, the authorized but unissued and unreserved shares of Company Common Stock and the authorized and unissued shares of Company Preferred Stock will be available for general corporate purposes, including, but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, pursuant to stock compensations plans of the Company, or in future private placements or public offerings. Currently, the Company has no plans for the issuance of additional authorized shares of its capital stock. Except as otherwise may be required to approve a merger or other transaction in which the additional authorized shares of Company Common Stock or authorized shares of Company Preferred Stock would be issued or as may then be required by the National Association of Securities Dealers, Inc. ("NASD") for companies to have their equity securities quoted on the Nasdaq Stock Market (or by any exchange on which the Company's capital stock may then be listed), no stockholder approval will be required for the issuance of additional shares of capital stock of the Company.

     Company Common Stock. Each share of Company Common Stock has the same relative rights as, and is identical in all respects with, each other share of Company Common Stock. Until such time as Preferred Stock with voting rights is issued, if ever, the holders of shares of Company Common Stock will possess all rights, including exclusive voting rights, pertaining to the capital stock of the Company. Each share of Company Common Stock will entitle the holder thereof to one vote on all matters upon which stockholders have the right to vote, and stockholders of the Company will not be entitled to cumulate their votes for the election of directors. The holders of Company Common Stock will be entitled to dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor.

     Holders of shares of Company Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Company Common Stock will not be subject to call or redemption and, upon receipt by the Company of the full purchase price therefor, each share of Company Common Stock will be fully paid and non-assessable.

     In the event of any liquidation or dissolution of the Company, the holders of Company Common Stock will be entitled to receive, after payment or provision for payment of all debts and liabilities of the Company, all assets of the Company available for distribution, in cash or in kind. If Company Preferred Stock should be issued, the holders thereof may have a priority over the holders of Company Common Stock in the event of liquidation or dissolution.

     Company Preferred Stock. The Board of Directors of the Company is authorized to issue Company Preferred Stock in series and fix and state voting powers, designations, preferences or other special rights of the shares of each such series of Company Preferred Stock and the qualifications, limitations and restrictions thereof. Company Preferred Stock may rank prior to Company Common Stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into Company Common Stock. The holders of any class or series of Company Preferred Stock also may have the right to vote separately as a class or series under the terms of such class or series or as may be otherwise provided by Delaware law. No Company Preferred Stock will be issued in connection with the Reorganization and the Company does not have any current plans to issue any such stock.

Comparison of Shareholders' Rights

     General. As a result of the Reorganization, shareholders of the Bank, a federally-chartered savings bank will become shareholders of the Company, a Delaware corporation.

     There are certain differences in shareholder rights arising from distinctions between the Bank's Amended and Restated Federal Stock Charter and Bylaws, as amended, and the Company's Certificate of Incorporation and Bylaws and from distinctions between laws with respect to federally-chartered savings banks and Delaware law.

     The discussion herein is not intended to be a complete statement of the differences affecting the rights of shareholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company and the Delaware General Corporation Law.

     Authorized Capital Stock. The Company's authorized capital stock consists of 40,000,000 shares of Company Common Stock and 2,000,000 shares of Company Preferred Stock. Such capitalization is the same as the Bank's authorized capital stock of 40,000,000 shares of Poughkeepsie Savings Common Stock and 2,000,000 shares of serial preferred stock ("Poughkeepsie Savings Preferred Stock").

     The Company will be subject to annual franchise taxes under Delaware law based on its authorized capitalization. As a federally-chartered institution, the Bank is not subject to franchise taxes, regardless of the amount of its authorized capitalization.

     Issuance of Capital Stock. Neither the Amended and Restated Federal Stock Charter of the Bank nor the Certificate of Incorporation of the Company contain a restriction on the issuance of shares of capital stock to directors, officers or controlling persons of the Company and the Bank, respectively. Thus, stock-related compensation plans such as stock option plans could be adopted by the Company and the Bank without shareholder approval and shares of Company capital stock and Bank capital stock could be issued directly to directors, officers or controlling persons without shareholder approval. The Bylaws of the NASD, however, generally require corporations with securities which are quoted on the NASDAQ National Market to obtain shareholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations.

     Neither the Amended and Restated Federal Stock Charter and Bylaws, as amended, of the Bank nor the Certificate of Incorporation and Bylaws of the Company provide for pre-emptive rights to shareholders in connection with the issuance of capital stock.

     Voting Rights. Unlike the Bank's Bylaws, as amended, which authorize cumulative voting in election of directors commencing on the fifth anniversary of the completion of the conversion of the Bank from mutual to stock form of organization (the "Conversion"), the Certificate of Incorporation and Bylaws of the Company do not authorize cumulative voting in election of directors. Elimination of cumulative voting will help to ensure continuity and stability of the Company's Board of Directors and the policies adopted by it by making it more difficult for the holders of a relatively small amount of the Bank Common Stock to elect their nominees to the Board of Directors and possibly by delaying, deterring or discouraging proxy contests.

     The Bank's Amended and Restated Federal Stock Charter permits the provision of separate class voting rights for holders of a class of the Poughkeepsie Savings Preferred Stock only under specified circumstances, including (i) mergers, consolidations and sales, leases or conveyances of property of the Bank if the class of the Poughkeepsie Savings Preferred Stock is to be exchanged for securities of another corporation, (ii) amendments of the Charter that would adversely change the specific terms of any class or series of the Poughkeepsie Savings Preferred Stock and (iii) the provision of class voting rights to holders of the Poughkeepsie Savings Preferred Stock permitting such holders to elect a specified number of directors of the Board of Directors of the Bank (which must be less than a majority of directors) in the event of default in the payment of dividends on the Poughkeepsie Savings Preferred Stock. The Certificate of Incorporation of the Company does not contain any specification of or limitation on the circumstances under which separate class voting rights may be provided to a particular class or series of Company Preferred Stock.

     For additional information relating to voting rights, see "- Limitations on Acquisitions of Voting Stock and Voting Rights" below.

     Payment of Dividends. The ability of the Bank to pay dividends on its capital stock is restricted by OTS regulations and by tax considerations related to savings associations such as the Bank. See "Regulation - The Bank - Capital Distributions" and "Taxation-Federal Taxation." Although the Company is not subject to these restrictions as a Delaware corporation, such restrictions will indirectly affect the Company because dividends from the Bank will be a primary source of funds of the Company for the payment of dividends to shareholders of the Company.

     The Delaware General Corporation Law generally provides that, subject to any restrictions in the corporation's Certificate of Incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. However, if the corporation's capital (generally defined in the Delaware General Corporation Law as the sum of the aggregate par value of all shares of the corporation's capital stock, where all such shares have a par value and the board of directors has not established a higher level of capital) has been diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be declared and paid out of such net profits until the deficiency in such capital has been repaired.

     Board of Directors. The Bank's Bylaws, as amended, and the Certificate of Incorporation and Bylaws of the Company respectively require the Board of Directors of the Bank and the Company to be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

     Under the Bank's Bylaws, as amended, any vacancies in the Board of Directors of the Bank may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. Persons elected by the directors of the Bank to fill vacancies may only serve until the next annual meeting of shareholders. However, under the Company's Certificate of Incorporation, any vacancy occurring in the Board of Directors of the Company, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

     Limitations on Liability. The Company's Certificate of Incorporation provides that the personal liability of the directors and officers of the Company for monetary damages shall be eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the effective date of the Certificate of Incorporation or as such law may be thereafter in effect. Section 102(b)(7) of the Delaware General Corporation Law currently provides that directors (but not officers) of corporations that have adopted such a provision will not be so liable, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to the Company and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

     If Delaware law was amended in the future to provide for greater limitations on the personal liability of directors or to permit corporations to limit the personal liability of officers, the provision in the Company's Certificate of Incorporation limiting the personal liability of directors and officers would automatically incorporate such authorities without further action by shareholders. Similarly, if Delaware law was amended in the future to restrict the ability of a corporation to limit the personal liability of directors, the Company's

Certificate of Incorporation would automatically incorporate such restrictions without further action by shareholders.

     Currently, the scope of the provision in the Company's Certificate of Incorporation limiting the personal liability of directors is uncertain because of the absence of judicial precedent interpreting similar provisions. In addition, the SEC takes the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws. Federal banking regulators also may take the same position with respect to violations of federal banking laws and regulations.

     The provision limiting the personal liability of the Company's directors does not eliminate or alter the duty of the Company's directors; it merely limits personal liability for monetary damages to the maximum extent now or hereafter permitted by the Delaware General Corporation Law. Moreover, it currently applies only to claims against a director arising out of his role as a director; it currently does not apply to claims arising out of his role as an officer (if he is also an officer) or arising out of any other capacity in which he serves because Section 102(b)(7) does not authorize such a limitation of liability.

     The provision in the Company's Certificate of Incorporation which limits the personal liability of directors is designed to ensure that the ability of the Company's directors to exercise their best business judgment in managing the Company's affairs is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors of publicly-held corporations often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly-held corporations and their directors and officers challenging good faith business judgments and involving no allegations of personal wrongdoing has become common. Such litigation regularly involves damage claims in huge amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not employees of the corporation. The expense of such litigation, whether it is well-founded or not, can be enormous. The provision of the Certificate of Incorporation relating to director liability is intended to reduce, in appropriate cases, the risk incident to serving as a director and to enable the Company to elect and retain the persons most qualified to serve as directors.

     Currently, federal law does not permit federally-chartered savings banks such as the Bank to limit the personal liability of directors in the manner authorized by the Delaware General Corporation Law and the laws of many other states.

     Indemnification of Directors, Officers and Employees. The Bank's Amended and Restated Federal Stock Charter and Bylaws, as amended, do not contain any provision relating to indemnification of directors and officers of the Bank. Under present OTS regulations, however, the Bank shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving any such person's activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgement other than on the merits, if a majority of disinterested directors determine that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the Bank or its shareholders. The Bank also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, the Bank is required to notify the OTS of its intention and such payment cannot be made if the OTS objects thereto.

     The Company's Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Company or any predecessor of the Company, or is or was serving at the request of the Company or any predecessor of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent authorized by Section 145(a)-(d) of the General Corporation Law of the State of Delaware, provided that the Company shall not be liable for any amounts which may be due in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification thereunder without its prior written consent.

     Under Section 145(a)-(d) of the Delaware General Corporation Law as currently in effect, other than in actions brought by or in the right of the Company, such indemnification would apply if it was determined in the specific case that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the Company, such indemnification would probably be limited to reasonable expenses (including attorneys' fees), and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made with respect to any claim, issue or matter as to which such person is adjudged liable to the Company unless, and only to the extent that, the Delaware Court of Chancery or the court in which that action was brought determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that any director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any proceeding, he or she must be indemnified against reasonable expenses incurred by him or her in connection therewith.

     The Company's Bylaws also provide that reasonable expenses (including attorneys' fees) incurred by a director, officer or employee of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding described above shall be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

     Special Meetings of Shareholders. The Bank's Bylaws, as amended, provide that special meetings of the shareholders of the Bank may be called by the Chairman, President, a majority of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of the Bank entitled to vote at the meeting. The Amended and Restated Federal Stock Charter of the Bank provides, however, that until the fifth anniversary of the Conversion special meetings of shareholders relating to changes in control of the Bank or amendments to its Charter shall only be called upon direction of the Board of Directors of the Bank. The Company's Certificate of Incorporation contains a provision pursuant to which special meetings of shareholders relating to changes in control of the Company or amendments to the Certificate of Incorporation may be called only upon direction of the Board of Directors.

     Shareholder Nominations and Proposals. The Bank's Bylaws, as amended, generally provide that shareholders who have complied with the notice provisions in the Bylaws may submit nominations for election as director at an annual meeting of shareholders and any new business to be taken up at such a meeting at least 20 calendar days before the date of any such meeting.

     The Company's Bylaws provide that, subject to the rights of the holders of any class or series of stock having a preference over the Company Common Stock as to dividends or upon liquidation, all nominations for election to the Board of Directors, other than those made by the Board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions in the Bylaws. Written notice of a shareholder nomination must be communicated to the attention of the secretary and either delivered to, or mailed and received at, the principal executive offices of the Company not later than (i) with respect to an annual meeting of the shareholders of the Company, 90 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of shareholders of the Company, or the case of the first annual meeting following the Conversion and Reorganization, 90 days prior to the anniversary date of the mailing of proxy materials by the Bank in connection with the preceding annual meeting of the Bank prior to the Conversion and Reorganization, and (ii) with respect to a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to the shareholders. Each such notice shall include, among other things: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the consent of each nominee to serve as a director of the Company if elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     The Company's Bylaws also provide that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting. To be properly brought before an annual meeting, business must be specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not later than 90 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of shareholders of the Company or, in the case of the first annual meeting of shareholders of the Company following the Conversion and Reorganization, 90 days prior to the anniversary date of the mailing of proxy materials by the Bank in connection with the immediately preceding annual meeting of the Bank prior to the Conversion and Reorganization. The Company's Bylaws also require that the notice must contain certain information in order to be considered. The shareholder's notice must include a brief description of the business desired to be brought before the annual meeting, the name and address, as they appear on the Company's books, of the shareholder and the class and number of shares of Company capital stock which are beneficially owned by such shareholder and any material interest of the shareholder in such business. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the Company's Bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

     The procedures regarding shareholder proposals and nominations will provide the Board of Directors of the Company with the information which will be necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders view such proposal or nomination as in the best interests of the Company or its shareholders.

     Inspectors of Election. The Bank's Bylaws, as amended, provide that in advance of any meeting the Board of Directors may appoint one or three persons other than nominees for office as inspectors of election at a meeting of shareholders, and that if inspectors of election are not so appointed, the Chairman of the Board or the President may, or on the request of not less than 10% of the votes represented at the meeting shall, make such appointment at the meeting. In accordance with Delaware law, the Company's Bylaws provide that the Board of Directors of the Company shall appoint one or more persons other than nominees for office as inspectors of election, and that the chairman of any meeting of shareholders shall make such an appointment in the event that the inspector(s) appointed by the Board of Directors shall be unable to act or the Board shall fail to appoint any inspector. The Bylaws, as amended, of the Bank and the Company also specify the duties of inspectors of election.

     Shareholder Action Without a Meeting. The Bylaws, as amended, of the Bank provide that any action required to be taken or which may be taken at any annual or special meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the actions so taken, is given by all of the shareholders entitled to vote with respect to the subject matter. The Certificate of Incorporation of the Company provides that no action required by the Delaware GCL to be taken at any annual or special meetings of shareholders, nor any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote of such shareholders.

     Shareholder's Right to Examine Books and Records. A federal regulation which is applicable to the Bank provides that shareholders may inspect and copy specified books and records of a federally-chartered savings association after proper written notice for a proper purpose. The Delaware General Corporation Law similarly provides that a shareholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a shareholder.

     Restrictions on Acquisitions. Federal laws and regulations generally require any person who intends to acquire control of a savings and loan holding company or savings association to give at least 60 days prior written notice to the OTS. "Control" is defined as the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25% or more of any class of voting securities of the insured institution. In addition to the foregoing restrictions, a company must secure the approval of the OTS before it can acquire control of an insured institution. Under federal regulations, a person

(including business entities) is deemed conclusively to have acquired control if, among other things, such person acquires: (a) 25% or more of any class of voting stock of the insured institution; (b) irrevocable proxies representing 25% or more of any class of voting stock of the insured institution; (c) any combination of voting stock and irrevocable proxies representing 25% or more of any class of such institution's voting stock; or (d) control of the election of a majority of the directors of the insured institution. In addition, a rebuttable presumption of control arises in the event a person acquires more than 10% of any class of voting stock (or more than 25% of any class of nonvoting stock) and is subject to one or more of eight enumerated control factors. Such regulations also set forth rebuttable presumptions of concerted action and the procedures to follow to rebut any such presumptions. The OTS is specifically empowered to disapprove such an acquisition of control if it finds, among other reasons, that (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the institution or its depositors; (iii) the acquiring person might jeopardize the institution or its depositors; or (iv) the competency, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors, the institution or the public to permit the acquisition of control by such person.

     In addition to the applicable provisions under Federal law and regulation, shares of Poughkeepsie Savings Common Stock are subject to the provisions of a shareholders' rights plan which was adopted by the Bank in 1988. It is anticipated that, on or prior to consummation of the Reorganization, the Company will implement a shareholders' rights plan with provisions substantially similar to provisions of the Bank's existing shareholders' rights plan. Similar to the Bank's adoption of its current plan in 1988, any such action by the Company may be implemented solely by the Board of Directors of the Company.

     The foregoing could have the effect of discouraging non-negotiated takeover attempts, including proxy contests, which certain stockholders might deem to be in their interest, decrease the likelihood of temporary increases in the price of the Common Stock which frequently results from such activity and may tend to perpetuate existing management.

     Mergers, Consolidations and Sales of Assets. A federal regulation requires the approval of the Board of Directors of the Bank and the holders of two thirds of the outstanding stock of the Bank entitled to vote thereon for mergers, consolidations and sales of all or substantially all of the Bank's assets. Such regulation permits the Bank to merge with another corporation without obtaining the approval of its shareholders if: (i) it does not involve an interim savings association; (ii) the Bank's Charter is not changed; (iii) each share of the Bank's stock outstanding immediately prior to the effective date of the transaction is to be an identical outstanding share or a treasury share of the Bank after such effective date; and (iv) either: (A) no shares of voting stock of the Bank and no securities convertible into such stock are to be issued or delivered under the plan of combination or (B) the authorized unissued shares or the treasury shares of voting stock of the Bank to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of the Bank outstanding immediately prior to the effective date of the transaction.

     The Delaware General Corporation Law requires the approval of the Board of Directors and the holders of a majority of the outstanding stock of the Company entitled to vote thereon for mergers or consolidations, and for sales, leases or exchanges of all or substantially all of the Company's assets. The Delaware General Corporation Law permits the Company to merge with another corporation without obtaining the approval of the Company's shareholders if: (i) the Company is the surviving corporation of the merger; (ii) the merger agreement does not amend the Company's Certificate of Incorporation; (iii) each share of the Company's stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the Company after the merger; and (iv) any authorized but unissued shares or treasury shares of Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of the Common Stock outstanding immediately prior to the effective date of the merger.

     As holder of all of the outstanding Poughkeepsie Savings Common Stock after consummation of the Reorganization, the Company generally will be able to authorize a merger, consolidation or other business combination involving the Bank without the approval of the shareholders of the Company.

     Business Combinations with Interested Shareholders. Section 203 of the Delaware General Corporation Law ("Section 203") imposes certain restrictions on business combinations between the Company and large shareholders. Specifically,
Section 203 prohibits a "business combination" (as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) between the Company or a subsidiary and an "interested shareholder" (as defined in Section 203, generally the beneficial owner of 15% or more of the Company Common Stock) within three years after the person or entity becomes an interested shareholder, unless (i) prior to the person or entity becoming an interested shareholder, the business combination or the transaction pursuant to which such person or entity became an interested shareholder shall have been approved by the Company's Board of Directors, (ii) upon consummation of the transaction in which the interested shareholder became such, the interested shareholder holds at least 85% of the Company Common Stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) the business combination is approved by the Company's Board of Directors and by the holders of at least two-thirds of the outstanding Company Common Stock, excluding shares owned by the interested shareholders.

     One of the effects of Section 203 may be to prevent highly leveraged takeovers, which depend upon getting access to the acquired corporation's assets to support or repay acquisition indebtedness and certain coercive acquisition tactics. By requiring approval of the holders of two-thirds of the shares held by disinterested shareholders for business combinations involving an interested shareholder, Section 203 may prevent any interested shareholder from taking advantage of its position as a substantial, if not controlling, shareholder and engaging in transactions with the Company that may not be fair to the Company's other shareholders or that may otherwise not be in the best interests of the Company, its shareholders and other constituencies.

     For similar reasons, however, these provisions may make more difficult or discourage an acquisition of the Company, or the acquisition of control of the Company by a principal shareholder, and thus the removal of incumbent management, because a business combination within the specified three-year period that is not approved by a majority of the Board of Directors prior to the transaction in which a person becomes an interested shareholder will require the approval of the Board of Directors and the holders of two-thirds of the shares held by disinterested shareholders. In addition, to the extent that Section 203 discourages takeovers that would result in the change of the Company's management, such a change may be less likely to occur.

     Neither the Bank's Amended and Restated Federal Stock Charter and Bylaws, as amended, nor federal laws and regulations contain a provision which restricts business combinations between the Bank and interested shareholders in the manner set forth in Section 203.

     Dissenters' Rights of Appraisal. A federal regulation which is applicable to the Bank generally provides that a shareholder of a federally-chartered savings association which engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such association payment of the fair or appraised value of his or her stock in the association, subject to specified procedural requirements. This regulation also provides, however, that the shareholders of a federally-chartered savings association with stock which is listed on a national securities exchange or quoted on the NASDAQ System are not entitled to dissenters' rights in connection with a merger involving such savings association if the shareholder is required to accept only "qualified consideration" for his or her stock, which is defined to include cash, shares of stock of any association or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the NASDAQ System or any combination of such shares of stock and cash.

     After the Reorganization, the rights of appraisal of dissenting shareholders of the Company will be governed by the Delaware General Corporation Law. Pursuant thereto, a shareholder of a Delaware corporation generally has the right to dissent from any merger or consolidation involving the corporation or sale of all or substantially all of the corporation's assets, subject to specified procedural requirements. However, no such appraisal rights are available for the shares of any class or series of a corporation's capital stock if (i) as of the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, such shares were either listed on a national securities exchange or held of record by more than 2,000 shareholders, or (ii) the corporation is the surviving corporation of a merger and the merger did not require the approval of the corporation's shareholders, unless in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that, at the effective date of the merger, will be listed on a national securities exchange or held of record by more than 2,000 shareholders; (c) cash in lieu of fractional shares of a corporation described in clause (a) or (b) above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) above. There were ___ holders of the Bank's Common Stock on March __, 1997 and such stock is currently listed on the NASDAQ National Market System.

     Amendment of Governing Instruments. No amendment of the Bank's Amended and Restated Federal Stock Charter may be made unless it is first proposed by the Board of Directors of the Bank, then preliminarily approved by the OTS, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Except for the requirement of preliminary OTS approval, the Company's Certificate of Incorporation similarly provides that no amendment of the Company's Certificate of Incorporation shall be made unless it is first approved by the Board of Directors of the Company and thereafter is approved by the holders of a majority of the shares of the Company entitled to vote generally in an election of directors, voting together as a single class.

     The Bylaws, as amended, of the Bank may be amended by a three-fourths vote of the full Board of Directors of the Bank or by a majority vote of the votes cast by the shareholders of the Bank at any legal meeting. The Bylaws of the Company may be amended by a majority vote of the Board of Directors of the Company or by the affirmative vote of the holders of a majority of the votes cast by shareholders of the Company at a meeting of shareholders.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

                                (Proposal Three)

     The Board of Directors has appointed the firm of Deloitte & Touche LLP as independent certified public accountants of the Bank for the year ending December 31, 1997, subject to ratification of such appointment by the stockholders. The firm has served as independent certified public accountants for the Bank since 1990. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to make such comments as they desire and to respond to appropriate questions from stockholders of the Bank.

     The Board of Directors unanimously recommends a vote by stockholders FOR ratification of the appointment of Deloitte & Touche LLP as the Bank's independent certified public accountants for the year ending December 31, 1997.

                               PROXY SOLICITATION

     The expense of soliciting proxies will be borne by the Bank. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other regular employees of the Bank, who will receive no compensation therefore in addition to their regular compensation. Banks, brokerage houses, custodians, nominees and fiduciaries are being requested to forward the soliciting materials to their principals and will be reimbursed for their expenses. In addition, the Bank has retained Morrow & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $7,500 plus reasonable out-of-pocket expenses.

                                     QUORUM

     A majority of the outstanding shares of Poughkeepsie Savings Common Stock entitled to vote, or _________ shares, represented in person or by proxy, will constitute a quorum at the Annual Meeting.

                           1998 STOCKHOLDER PROPOSALS

     In order for Stockholder proposals for the 1998 Annual Meeting of Stockholders of the Company or Poughkeepsie Savings, as applicable, to be eligible for inclusion in the Proxy Statement, they must be received by the Secretary on or prior to November 20, 1997. Proposals may be excluded from the Proxy Statement pursuant to Rule 14a-8 under the Exchange Act, provided certain conditions are met.

                     ANNUAL REPORTS AND FINANCIAL STATEMENTS

     Stockholders of Poughkeepsie Savings as of the record date for the Annual Meeting are being forwarded a copy of Poughkeepsie Savings' Annual Report to Stockholders for the year ended December 31, 1996 (the "Annual Report"). Included on pages __ to __ of the Annual Report are the consolidated financial statements of Poughkeepsie Savings as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, prepared in accordance with generally accepted accounting principles, and the related report of Poughkeepsie Savings' independent public accountants, which are incorporated herein by reference. The Annual Report is not a part of this Proxy Statement-Prospectus.

     Upon receipt of a written request, Poughkeepsie Savings will furnish to any stockholder without charge a copy of its Annual Report on Form 10-K filed with the OTS under the Exchange Act for the year ended December 31, 1996. Upon written request, Poughkeepsie Savings will furnish to any such stockholder a copy of the exhibits to the Annual Report on Form 10-K. Such written requests should be directed to Suzanne A. Gillespie, Secretary, Poughkeepsie Savings Bank, FSB, 249 Main Mall, Poughkeepsie, New York 12601. The Annual Report on Form 10-K is not a part of this Proxy Statement-Prospectus.

                                  OTHER MATTERS

     The Board of Directors does not know of any other business to be presented at the Annual Meeting and does not intend to bring other matters before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying Proxy will vote thereon according to their best judgement and the interest of the Bank. If sufficient votes in favor of any of the proposals set forth in the Notice of the Meeting are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting for a period or periods of not more than 30 days in the aggregate to permit further solicitation of proxies with respect to any of such proposals.

                                  LEGAL MATTERS

     Elias, Matz, Tiernan & Herrick L.L.P, Washington, D.C., has delivered an opinion to the Company and the Bank to the effect that the Company Common Stock to be issued to the holders of Bank Common Stock in the Reorganization, when issued as contemplated by the Agreement, will be validly issued, fully paid and non-assessable. Elias, Matz, Tiernan & Herrick L.L.P. also has rendered opinions to the parties as to certain income tax consequences of the Reorganization.

                                             By Order of the Board of Directors,

                                             SUZANNE A. GILLESPIE
                                             Secretary

March 20, 1997
Poughkeepsie, New York

                                                     APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION


     Agreement and Plan of Reorganization, dated as of January 17, 1997 (the "Agreement"), by and between Poughkeepsie Savings Bank, FSB (the "Bank" or the "Surviving Bank"), a federally chartered stock savings bank, Poughkeepsie Interim Federal Savings Bank ("Interim"), an interim federally chartered stock savings bank, and Poughkeepsie Financial Corp., a Delaware corporation.

                                   WITNESSETH:

     WHEREAS, the Board of Directors of the Bank has determined that it is in the best interests of the Bank and its stockholders for the Bank to be reorganized into a holding company form of ownership; and

     WHEREAS, the Bank will cause Poughkeepsie Financial Corp. to be organized under Delaware law as a wholly-owned subsidiary for the purpose of becoming the holding company of the Bank (such corporation being referred to herein as the "Company"); and

     WHEREAS, the formation of a holding company by the Bank will be facilitated by causing the Company to become the sole stockholder of Interim, and then merging Interim with and into the Bank, so that as part of the merger all of the outstanding shares of common stock of the Bank will be converted automatically into and become shares of common stock of the Company, which would then become the sole stockholder of the Bank (the "Merger"); and

     WHEREAS, Interim is being organized by the Bank as an interim federally chartered stock savings bank with the Company as its sole stockholder in order to effect the Merger; and

     WHEREAS, the Bank and Interim (the "Constituent Banks") and the Company desire to provide for the terms and conditions of the Merger;

     NOW, THEREFORE, the Bank, Interim and the Company hereby agree as follows:

     1. Effective Date. The Merger shall not become effective until this Agreement and the transactions contemplated hereby have received the approval of the Office of Thrift Supervision ("OTS") and all other regulatory agencies having jurisdiction over the Merger, if any (the "Effective Date").

     2. The Merger and Effect Thereof. Subject to the terms and conditions set forth herein, including, without limitation, the prior approval of the OTS and the expiration of all applicable waiting periods, Interim shall merge with and into the Bank, which shall be the Surviving Bank. Upon consummation of the Merger, the Surviving Bank shall be considered the same business and corporate entity as each of the Constituent Banks and thereupon and thereafter all the property, rights, powers and franchises of each of the Constituent Banks shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Constituent Banks and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. In addition, any reference to either of the Constituent Banks in any contract, will or document, whether executed or taking effect before or after the Effective Date, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Constituent Banks is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not occurred or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent Banks if the Merger had not occurred.

     3. Conversion of Stock.

     (a) On the Effective Date, (i) each share of common stock, par value $.01 per share, of the Bank ("Bank Common Stock") issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, par value $.01 per share, of the Company ("Company Common Stock"), (ii) each share of common stock, par value $.01 per share, of Interim ("Interim Common Stock") issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of Bank Common Stock, and (iii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled. By voting in favor of this Agreement, the Company, as the sole stockholder of Interim, shall (i) issue shares of Company Common Stock in accordance with the terms hereof and (ii) cancel all previously issued and outstanding shares of Company Common Stock upon the effectiveness of the Merger.

     (b) On and after the Effective Date, there shall be no registrations or transfers on the stock transfer books of Interim or the Bank of shares of Interim Common Stock or Bank Common Stock which were outstanding immediately prior to the Effective Date.

     4. Exchange of Shares.

     (a) At or after the Effective Date, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Bank Common Stock, upon surrender of the same to an agent, duly appointed by the Company ("Exchange Agent"), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Company Common Stock for which the shares of Bank Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as provided in Section 3 hereof. The Exchange Agent shall mail to each holder of record of an outstanding certificate which immediately prior to the Effective Date evidenced shares of Bank Common Stock, and which is to be exchanged for Company Common Stock as provided in Section 3 hereof, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing Company Common Stock.

     (b) After the Effective Date, certificates representing shares of Bank Common Stock shall be treated as evidencing ownership of the number of full shares of Company Common Stock into which the shares of Bank Common Stock represented by such certificates shall have been converted by virtue of the Merger, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

     (c) If any certificate evidencing shares of Company Common Stock is to be issued in a name other than that in which the certificate evidencing Bank Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Company Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) If, between the date hereof and the Effective Date, the shares of Bank Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the exchange ratio specified in
Section 3(a) hereof shall be adjusted accordingly.

     5. Dissenting Shares. Pursuant to 12 C.F.R. ss. 552.14, no holder of shares of Bank Common Stock shall have any dissenter or appraisal rights in connection with the Merger.

     6. Name of Surviving Bank. The name of the Surviving Bank shall be "Poughkeepsie Savings Bank, FSB."

     7. Directors of the Surviving Bank. Upon and after the Effective Date, until changed in accordance with the Charter and Bylaws of the Surviving Bank and applicable law, the number of directors of the Surviving Bank shall be nine. The names and addresses of those persons who, upon and after the Effective Date, shall be directors of the Surviving Bank are set forth in Schedule A hereto, which is hereby incorporated herein by reference. Each such director shall serve for the term which expires at the annual meeting of stockholders of the Surviving Bank in the year set forth after his respective name in Schedule A, and until a successor is elected and qualified.

     8. Officers of the Surviving Bank. Upon and after the Effective Date, until changed in accordance with the Charter and Bylaws of the Surviving Bank and applicable law, the officers of the Bank immediately prior to the Effective Date shall be the officers of the Surviving Bank.

     9. Offices. Upon the Effective Date, all offices of the Bank and Interim (which shall have no offices) shall be offices of the Surviving Bank. As of the Effective Date, the home office of the Surviving Bank shall remain at 249 Main Mall, Poughkeepsie, New York 12601 and the location of the other offices of the Surviving Bank shall be as set forth in Schedule B hereto, which is hereby incorporated herein by reference, except for the addition of offices authorized or the deletion of offices closed subsequent to the date hereof and the Effective Date.

     10. Charter and Bylaws. On and after the Effective Date, the Charter and Bylaws of the Bank as in effect immediately prior to the Effective Date shall be the Charter and Bylaws of the Surviving Bank until amended in accordance with the terms thereof and applicable law.

     11. Savings Accounts. Upon the Effective Date, all savings accounts of Interim, without reissue, shall be and become savings accounts of the Surviving Bank without change in their respective terms, including, without limitation, maturity, minimum required balances or withdrawal value.

     12. Stock Compensation Plans. By voting in favor of this Agreement, the stock compensation plans of the Bank will become the stock compensation plans of the Company (the "Plans"). The rights under the Plans shall be assumed by the Company and thereafter shall be rights only for shares of Company Common Stock, with each such right being for a number of shares of Company Common Stock equal to the number of shares of Bank Common Stock that were available thereunder immediately prior to the Effective Date of the Merger, and with no change in the price or any other term or condition of such right. The Company shall make appropriate amendments to the Plans to reflect the adoption of the Plans by the Company without adverse effect upon the options or grants outstanding thereunder.

     13. Stockholder Approval. The affirmative vote of the holders of a majority of the issued and outstanding Bank Common Stock shall be required to approve this Agreement on behalf of the Bank and the approval of the Company, as the sole holder of Interim Common Stock, shall be required to approve this Agreement on behalf of Interim.

     14. Registration; Other Approvals. In addition to the approval set forth in
Section 2 hereof, the parties' obligations to consummate the Merger shall be subject to (i) the Company Common Stock to be issued hereunder in exchange for Bank Common Stock being registered under the Securities Act of 1933 and registered or qualified under applicable state securities laws, except in each case to the extent that the Company relies on an applicable exemption therefrom, and (ii) the receipt of all other approvals, consents or waivers as the parties may deem necessary or advisable.

     15. Income Tax Matters. The parties hereto shall have received an opinion of counsel, satisfactory to them in form and substance, with respect to the federal income tax consequences of the Agreement and the formation of a holding company, as contemplated therein.

     16. Abandonment of Agreement. This Agreement may be abandoned by the Bank, Interim or the Company at any time before the Effective Date in the event that
(a) any action, suit, proceeding or claim has been instituted, made or threatened relating to the Agreement which shall make consummation of the transaction contemplated hereby inadvisable in the opinion of the Bank, Interim or the Company, or (b) for any other reason consummation of the transaction contemplated hereby is inadvisable in the opinion of the Bank, Interim or the Company. Such abandonment shall be effected by written notice by the Bank, Interim or the Company to the other parties hereto, authorized or approved by the Board of Directors of the party giving such notice. Upon the giving of such notice, this Agreement shall be terminated and there shall be no liability hereunder or on account of such termination on the part of the Bank, Interim or the Company or the directors, officers, employees, agents or stockholders of any of them. In the event of abandonment of this Agreement, the Bank shall pay the fees and expenses incurred by itself, Interim and the Company in connection with this Agreement and the Merger.

     17. Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto; provided, however, that the provisions of Section 3 hereof relating to the consideration to be exchanged for shares of Bank Common Stock shall not be amended after the meeting of stockholders of the Bank at which this Agreement is considered so as to decrease the amount or change the form of such consideration without the approval of such stockholders.

     18. Successors. This Agreement shall be binding on the successors of the Bank, Interim and the Company.

     19. Counterparts. This Agreement may be executed in one or more counterparts.

     20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the United States of America, and the rules and regulations promulgated thereunder, including without limitation, the rules and regulations of the OTS. In the event of a conflict, federal law will apply.

     IN WITNESS WHEREOF, the Bank, Interim and the Company have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                                 POUGHKEEPSIE SAVINGS BANK, FSB

Attest:

/s/ Suzanne A. Gillespie                        By: /s/ Joseph B. Tockarshewsky
--------------------                                     -----------------------
Suzanne A. Gillespie                                    Joseph B. Tockarshewsky
Secretary                                               Chairman, President
                                                        and Chief
                                                        Executive Officer

                                                POUGHKEEPSIE INTERIM FEDERAL
                                                SAVINGS BANK
                                                (In Organization)
Attest:

/s/ Suzanne A. Gillespie                        By:  /s/ Joseph B. Tockarshewsky
--------------------                                  --------------------------
Suzanne A. Gillespie                                     Joseph B. Tockarshewsky
Secretary                                                Chairman, President
                                                         and Chief
                                                         Executive Officer

                                                POUGHKEEPSIE FINANCIAL CORP.

Attest:

/s/ Suzanne A. Gillespie                        By:  /s/ Joseph B. Tockarshewsky
------------------------                              --------------------------
Suzanne A. Gillespie                                  Joseph B. Tockarshewsky
Secretary                                             Chairman, President
                                                      and Chief
                                                      Executive Officer

                                   SCHEDULE A
                         Directors of the Surviving Bank

                                                                           Term
Name                                                                     Expires
----                                                                     -------
Jeh V. Johnson                                                              1999

Robert M. Perkins                                                           1999

Joseph B. Tockarshewsky                                                     1999

Robert J. Hughes                                                            1998

Elizabeth K. Shequine                                                       1998

James V. Tomai, Jr.                                                         1998

Noel DeCordova, Jr.                                                         2000

Burton Gold                                                                 2000

Henry C. Meagher                                                            2000

                                   SCHEDULE B
                          Offices of the Surviving Bank

Branch Offices:                                 21 Market Street
---------------                                 Poughkeepsie, NY 12601

                                                707 Main Street & Innis Avenue
                                                Poughkeepsie, NY  12601

                                                Hudson Plaza, 423 South Road
                                                Poughkeepsie, NY  12601

                                                Hyde Park Mall, Route 9
                                                Hyde Park, NY  12638

                                                South Hills Mall
                                                838 South Road
                                                Poughkeepsie, NY  12601

                                                Lakeside Plaza
                                                136 Lake Street, Suite 10
                                                Newburgh, NY 12550

New In-Store Locations:                         Alpine Commons,
-----------------------                         Inside Super Stop & Shop
                                                Route 9
                                                Wappingers Falls, NY 12590

                                                14 Spring Valley Marketplace
                                                Inside Shop Rite
                                                Spring Valley, NY  10977

                                                Route 9W & Samsondale Plaza
                                                Inside Shop Rite
                                                West Haverstraw, NY  10993

                                                Post Road Plaza
                                                Inside Super Stop & Shop
                                                Route 9
                                                Poughkeepsie, NY 12601

                                                Routes 300 & 94
                                                Inside Price Chopper
                                                Vails Gate, NY  12553

Financial Services Center:                      25 Market Street
                                                Poughkeepsie, NY  12601

Savings Bank Life Insurance:                    25 Market Street
                                                Poughkeepsie, NY  12601

Residential Mortgage Offices:                   25 Market Street
                                                Poughkeepsie, NY  12601

                                                155 East Main Street, Suite 3
                                                Brewster, NY  10509

                                                133 Boices Lane
                                                Kingston, NY  12401

                                                17 Squadron Boulevard, Suite 205
                                                New City, NY  10956

                                                50 Main Street, Suite 1000
                                                White Plains, NY  10606

                                                690 Kinderkamack Road
                                                Oradell, NJ  07649

                                                200 Connecticut Avenue
                                                Norwalk, CT  06854

                                                    APPENDIX B

                         CERTIFICATE OF INCORPORATION OF
                          POUGHKEEPSIE FINANCIAL CORP.


                                    ARTICLE I
                                      NAME

     The name of the corporation is Poughkeepsie Financial Corp. (hereinafter referred to as the "Corporation").


                                   ARTICLE II
                     REGISTERED OFFICE AND REGISTERED AGENT

     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the city of Wilmington, county of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III
                               NATURE OF BUSINESS

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV
                                  CAPITAL STOCK

     The total number of shares of capital stock which the Corporation has authority to issue is 42,000,000, of which 2,000,000 shall be serial preferred stock, $.01 par value per share (hereinafter the "Preferred Stock"), and 40,000,000 shall be common stock, par value $.01 per share (hereinafter the "Common Stock").

     The Board of Directors is hereby expressly authorized, by resolution or resolutions to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof:

          (a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

     (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

     (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

     (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

     (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

     (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

     (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities, and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

     (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

     (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

     (j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

     The powers, preferences and relative, participating, optional and other special rights, of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative.

                                    ARTICLE V
                                  INCORPORATOR

     The name and mailing address of the sole incorporator is as follows:

               Name                                        Address
               ----                                        -------

     Poughkeepsie Savings Bank, FSB                   249 Main Mall
                                               Poughkeepsie, New York 12601

                                   ARTICLE VI
                                PREEMPTIVE RIGHTS

     No holder of the capital stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the Corporation, or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of a dividend.

                              ARTICLE VII DIRECTORS

     A. Directors and Number of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. Except as otherwise fixed pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors, the number of directors shall be determined as stated in the Corporation's Bylaws, as may be amended from time to time.

     B. Classification and Term. The Board of Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes as nearly equal in number as possible, with one class to be elected annually. The term of office of the initial directors shall be as follows: the term of directors of the first class shall expire at the first annual meeting of stockholders after the effective date of this Certificate of Incorporation; the term of office of the directors of the second class shall expire at the second annual meeting of stockholders after the effective date of this Certificate of

Incorporation; and the term of office of the third class shall expire at the third annual meeting of stockholders after the effective date of this Certificate of Incorporation; and, as to directors of each class, when their respective successors are elected and qualified. At each annual meeting of stockholders, directors elected to succeed those whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders and when their respective successors are elected and qualified.

     C. No Cumulative Voting. Stockholders of the Corporation shall not be permitted to cumulate their votes for the election of directors.

     D. Vacancies. Except as otherwise fixed pursuant to the provisions of
Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors, any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the term to which the director has been selected and until such director's successor shall have been elected and qualified. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided that no decrease in the number of directors shall shorten the term of any incumbent director.

     E. Removal. Subject to the rights of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office only with cause by an affirmative vote of not less than a majority of the votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose.

                                  ARTICLE VIII
                       MEETINGS OF STOCKHOLDERS AND BYLAWS

     A. Meetings of Stockholders. No action required by the General Corporation Law of the State of Delaware to be taken at any annual or special meetings of stockholders, nor any action which may be taken at any annual or special meetings of stockholders, may be taken without a meeting, without prior notice and without a vote of such stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of the stockholders relating to changes in control of the Corporation or amendments to this Certificate of Incorporation may be called only upon direction of the Board of Directors.

     B. Bylaws. The Board of Directors or stockholders may adopt, alter, amend or repeal the Bylaws of the Corporation. Such action by the Board of Directors shall require the affirmative vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors. Such action by the stockholders shall require the affirmative vote of the holders of a majority of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof.

                                   ARTICLE IX
                       LIABILITY OF DIRECTORS AND OFFICERS

     The personal liability of the directors and officers of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the effective date of this Certificate of Incorporation or as such law may be thereafter in effect. No amendment, modification or repeal of this Article IX shall adversely affect the rights provided hereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to such amendment, modification or repeal.

                                    ARTICLE X
                                    AMENDMENT

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment, addition, alteration, change or repeal of this Certificate of Incorporation shall be made unless it is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and, to the extent required by applicable law, is thereafter approved by the holders of a majority of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof.

     POUGHKEEPSIE SAVINGS BANK, FSB, being the sole Incorporator herein before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is the Incorporator's act and deed and that the facts herein stated are true, and accordingly has caused this Certificate to be signed on its behalf by the undersigned, thereunto duly authorized, on this 16th day of January 1997.

                                                POUGHKEEPSIE SAVINGS BANK, FSB



                                                By:  /s/ Joseph B. Tockarshewsky
                                                --------------------------------
                                                     Joseph B. Tockarshewsky
                                                     President and Chief
                                                     Executive Officer

                                                 APPENDIX C


                                     BYLAWS
                                       OF
                          POUGHKEEPSIE FINANCIAL CORP.


                               ARTICLES I. OFFICES


     1.1 Registered Office and Registered Agent. The registered office of Poughkeepsie Financial Corp. ("Corporation") shall be located in the State of Delaware at such place as may be fixed from time to time by the Board of Directors upon filing of such notices as may be required by law, and the registered agent shall have a business office identical with such registered office.

     1.2 Other Offices. The Corporation may have other offices within or without the State of Delaware at such place or places as the Board of Directors may from time to time determine.


                       ARTICLE II. STOCKHOLDERS' MEETINGS

     2.1 Meeting Place. All meetings of the stockholders shall be held at the principal place of business of the Corporation, or at such other place within or without the State of Delaware as shall be determined from time to time by the Board of Directors, and the place at which any such meeting shall be held shall be stated in the notice of the meeting.

     2.2 Annual Meeting Time. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year on the last Wednesday of April at the hour of 10:00 a.m., if not a legal holiday, and if a legal holiday, then on the day following, at the same hour, or at such other date and time as may be determined by the Board of Directors and stated in the notice of such meeting.

     2.3 Organization. Each meeting of the stockholders shall be presided over by the Chairman of the Board, or in his absence by the President. The Secretary, or in his absence a temporary Secretary, shall act as secretary of each meeting of the stockholders. In the absence of the Secretary and any temporary Secretary, the chairman of the meeting may appoint any person present to act as secretary of the meeting. The chairman of any meeting of the stockholders shall announce the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting and, unless prescribed by law or regulation or unless the Board of Directors has otherwise determined, shall determine the order of the business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussions as seem to him in order.

     2.4 Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of the stockholders may be called only by the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

     2.5 Notice.

     (a) Notice of the time and place of the annual meeting of stockholders shall be given by delivering personally or by mailing a written notice of the same, not less than ten days and not more than sixty days prior to the date of the meeting, to each stockholder of record entitled to vote at such meeting. When any stockholders' meeting, either annual or special, is adjourned for thirty days or more, or if a new record date is fixed for an adjourned meeting of stockholders, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than thirty days (unless a new record date is fixed therefor), other than an announcement at the meeting at which such adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting.

     (b) Not less than ten days and not more than sixty days prior to the meeting, a written notice of each special meeting of stockholders, stating the place, day and hour of such meeting, and the purpose or purposes for which the meeting is called, shall be either delivered personally or mailed to each stockholder of record entitled to vote at such meeting.

     2.6 Voting Record Date. At least ten days before each meeting of stockholders, a complete record of the stockholders entitled to vote at such meeting, or any adjournment thereof, shall be made, arranged in alphabetical order, with the address of and number of shares registered in the name of each, which record shall be kept open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to such meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The record also shall be kept open at the time and place of such meeting for the inspection of any stockholder.

     2.7 Quorum; Actions of Stockholders. Except as otherwise required by law:

     (a) A quorum at any annual or special meeting of stockholders shall consist of stockholders representing, either in person or by proxy, a majority of the outstanding capital stock of the Corporation entitled to vote at such meeting.

     (b) In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. If, at any meeting of the stockholders, due to a vacancy or vacancies or otherwise, directors of more than one class of the Board of Directors are to be elected, each class of directors to be elected at the meeting shall be elected in a separate election by a plurality vote.

     2.8 Voting of Shares. Except as otherwise provided in these Bylaws or to the extent that voting rights of the shares of any class or classes are limited or denied by the Certificate of Incorporation, each stockholder, on each matter submitted to a vote at a meeting of stockholders, shall have one vote for each share of stock registered in his name on the books of the Corporation.

     2.9 Closing of Transfer Books and Fixing of the Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, or entitled to receive payment of any dividend, the Board of Directors may provide that the stock transfer books shall be closed for a stated period not to exceed sixty days nor less than ten days preceding such meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a record date for any such determination of stockholders, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty days and, in case of a meeting of stockholders, not less than ten days prior to the date on which the particular action requiring such determination of stockholders is to be taken.

     2.10 Proxies. A stockholder may vote either in person or by proxy executed in writing by the stockholder or his duly authorized attorney-in-fact. Without limiting the manner in which a stockholder may authorize another person or persons to act for him as proxy, a stockholder may grant such authority in the manner specified in Section 212(c) of the General Corporation Law of the State of Delaware. No proxy shall be valid after three years from the date of its execution, unless otherwise provided in the proxy.

     2.11 Waiver of Notice. A waiver of any notice required to be given any stockholder, signed by the person or persons entitled to such notice, whether before or after the time stated therein for the meeting, shall be equivalent to the giving of such notice.

     2.12 Voting of Shares in the Name of Two or More Persons. When ownership stands in the name of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary of the Corporation is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, at any meeting of the stockholders of the Corporation any one or more of such stockholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such stock and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree, except to the extent provided in
Section 217(b)(3) of the General Corporation Law of the State of Delaware.

     2.13 Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by an officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the Board of Directors of such corporation may determine. Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed. A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

     2.14 Proposals. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not later than 90 days prior to the anniversary date of the mailing of proxy materials by the Corporation in connection with the immediately preceding annual meeting of stockholders of the Corporation or, in the case of the first annual meeting of stockholders of the Corporation following its acquisition of all of the outstanding capital stock of Poughkeepsie Savings Bank, FSB (the "Bank"), 90 days prior to the anniversary date of the mailing of proxy materials by the Bank in connection with the immediately preceding annual meeting of the Bank prior to such acquisition. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this
Article II, Section 2.14, and if
he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. This provision is not a limitation on any other applicable laws and regulations.

     2.15 Inspectors. For each meeting of stockholders, the Board of Directors shall appoint one or more inspectors of election, who shall make a written report of such meeting. If for any meeting the inspector(s) appointed by the Board of Directors shall be unable to act or the Board of Directors shall fail to appoint any inspector, one or more inspectors shall be appointed at the meeting by the chairman thereof. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability. An inspector or inspectors shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and
(v) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman thereof. An inspector or inspectors shall not accept a ballot, proxy or vote, nor any revocations thereof or changes thereto, after the closing of the polls (unless the Court of Chancery of the State of Delaware upon application by a stockholder shall determine otherwise) and may appoint or retain other persons or entities to assist them in the performance of their duties. Inspectors need not be stockholders and may not be nominees for election as directors.

                           ARTICLE III. CAPITAL STOCK

     3.1 Certificates. Certificates of stock shall be issued in numerical order, and each stockholder shall be entitled to a certificate signed by the Chairman of the Board or the President, and the Secretary, and may be sealed with the seal of the Corporation or facsimile thereof. The signatures of such officers may be facsimiles if the certificate is manually signed on behalf of a transfer agent, or registered by a registrar, other than the Corporation itself or an employee of the Corporation. If an officer who has signed or whose facsimile signature has been placed upon such certificate ceases to be an officer before the certificate is issued, it may be issued by the Corporation with the same effect as if the person were an officer on the date of issue. Each certificate of stock shall state:

          (a) that the Corporation is organized under the laws of the State of Delaware;

          (b)  the name of the person to whom issued;

     (c) the number and class of shares and the designation of the series, if any, which such certificate represents; and

     (d) the par value of each share represented by such certificate, or a statement that such shares are without par value.

     3.2 Transfers.

     (a) Transfers of stock shall be made only upon the stock transfer books of the Corporation, kept at the registered office of the Corporation or at its principal place of business, or at the office of its transfer agent or registrar, and before a new certificate is issued the old certificate shall be surrendered for cancellation. The Board of Directors may, by resolution, open a share register in any state of the United States, and may employ an agent or agents to keep such register, and to record transfers of shares therein.

     (b) Shares of stock shall be transferred by delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificate or an assignment separate from the certificate, or by a written power of attorney to sell, assign and transfer the same, signed by the holder of said certificate. No shares of stock shall be transferred on the books of the Corporation until the outstanding certificates therefor have been surrendered to the Corporation.

     (c) A written restriction on the transfer or registration of transfer of a certificate evidencing stock of the Corporation, if permitted by the General Corporation Law of the State of Delaware and noted conspicuously on such certificate, may be enforced against the holder of the restricted certificate or any successor or transferee of the holder, including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

     3.3 Registered Owner. Registered stockholders shall be treated by the Corporation as the holders in fact of the stock standing in their respective names and the Corporation shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided by the laws of the State of Delaware.

     3.4 Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate previously issued by it which is alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

     3.5 Fractional Shares or Scrip. The Corporation may (a) issue fractions of a share which shall entitle the holder to exercise voting rights, to receive dividends thereon and to participate in any of the assets of the Corporation in the event of liquidation;
(b) arrange for the disposition of fractional interests by those entitled thereto; (c) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such shares are determined; or (d) issue scrip in registered or bearer form which shall entitle the holder to receive a certificate for a full share upon the surrender of such scrip aggregating a full share.

     3.6 Shares of Another Corporation. Shares owned by the Corporation in another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the Board of Directors may determine or, in the absence of such determination, by the President of the Corporation.

                         ARTICLE IV. BOARD OF DIRECTORS


     4.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, which may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these Bylaws directed or required to be exercised or done by the stockholders.

     4.2 Classification and Term. The Board of Directors shall be divided into three classes as nearly equal in number as possible. The term of office of the initial directors shall be as follows: the term of directors of the first class shall expire at the first annual meeting of stockholders after the effective date of the Corporation's Certificate of Incorporation; the term of office of the directors of the second class shall expire at the second annual meeting of stockholders after the effective date of the Corporation's Certificate of Incorporation; and the term of office of the third class shall expire at the third annual meeting of stockholders after the effective date of the Corporation's Certificate of Incorporation; and as to directors of each class, when their respective successors are elected and qualified. At each annual meeting of stockholders, directors elected to succeed those whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders and when their respective successors are elected and qualified.

     4.3 Number of Directors. The initial Board of Directors shall consist of nine persons. The number of directors may at any time be increased or decreased by a vote of a majority of the Board of Directors, provided that no decrease shall have the effect of shortening the term of any incumbent director.

     4.4 Vacancies. All vacancies in the Board of Directors shall be filled in the manner provided in the Corporation's Certificate of Incorporation.

     4.5 Removal of Directors. Directors may be removed in the manner provided in the Corporation's Certificate of Incorporation.

     4.6 Regular Meetings. Regular meetings of the Board of Directors or any committee thereof may be held without notice at the principal place of business of the Corporation or at such other place or places, either within or without the State of Delaware, as the Board of Directors or such committee, as the case may be, may from time to time designate. Unless otherwise determined by the Board of Directors, the annual meeting of the Board of Directors shall be held without notice immediately after the adjournment of the annual meeting of stockholders.

     4.7 Special Meetings.

     (a) Special meetings of the Board of Directors may be called at any time by the Chairman of the Board, the President or by a majority of the authorized number of directors, to be held at the principal place of business of the Corporation or at such other place or places as the Board of Directors or the person or persons calling such meeting may from time to time designate. Notice of all special meetings of the Board of Directors shall be given to each director by five days' service of the same by telegram, by letter or personally. Such notice need not specify the business to be transacted at, nor the purpose of, the meeting.

     (b) Special meetings of any committee of the Board of Directors may be called at any time by such person or persons and with such notice as shall be specified for such committee by the Board of Directors, or in the absence of such specification, in the manner and with the notice required for special meetings of the Board of Directors.

     4.8 Waiver of Notice. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. A waiver of notice signed by the director or directors, whether before or after the time stated for the meeting, shall be equivalent to the giving of notice.

     4.9 Quorum; Actions of the Board of Directors. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

     4.10 Action by Directors Without a Meeting. Any action required or which may be taken at a meeting of the directors, or of a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so taken or to be taken, shall be signed by all of the directors, or all of the members of the committee, as the case may be, and such consents are filed with the minutes of proceedings of the Board of Directors or committee, as the case may be. Such consent shall have the same effect as a unanimous vote.

     4.11 Action by Directors by Communications Equipment. Any action required or which may be taken at a meeting of directors, or of a committee thereof, may be taken by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time.

     4.12 Registering Dissent. A director who is present at a meeting of the Board of Directors at which action on a corporate matter is taken shall be presumed to have assented to such action unless his dissent shall be entered in the minutes of the meeting, or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting, before the adjournment thereof, or shall forward such dissent by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

     4.13 Executive and Other Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees which in each case consist of one or more directors of the Corporation, and may from time to time invest such committees with such powers as it may see fit, subject to such conditions as may be prescribed by the Board. An Executive Committee may be appointed by resolution passed by a majority of the full Board of Directors which shall include the chief executive officer and two or more of the other directors. It shall have and exercise all of the authority of the Board of Directors, except in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation or plan of voluntary liquidation, recommending to the stockholders the sale, lease or exchange or other disposition of all or substantially all the property and assets of the Corporation, declaring a dividend on the Corporation's capital stock or amending these Bylaws. The designation of any such committee, and the delegation of authority thereto, shall not relieve the Board of Directors, or any member thereof, of any responsibility imposed by law.

     4.14 Remuneration. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors, a stated salary as director and/or such other compensation as may be fixed by the Board of Directors. Members of special or standing committees may be allowed like compensation for serving on committees of the Board of Directors. No such payments shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

     4.15 Nominations of Directors Subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or committee appointed by the Board of Directors or by any stockholder entitled to vote generally in an election of directors. However, any stockholder entitled to vote generally in an election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid to the Secretary of the Corporation not later than (i) 90 days prior to the anniversary date of the mailing of proxy materials by the Corporation in connection with the immediately preceding annual meeting of stockholders of the Corporation or, in the case of the first annual meeting of stockholders of the Corporation following its acquisition of all of the outstanding capital stock of the Bank, 90 days prior to the anniversary date of the mailing of proxy materials by the Bank in connection with the immediately preceding annual meeting of the Bank prior to such acquisition, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.


                               ARTICLE V. OFFICERS

     5.1 Designations. The officers of the Corporation shall be a Chairman of the Board, a President and a Secretary appointed by the Board of Directors, as well as such Vice Presidents, Assistant Vice Presidents, Assistant Secretaries, and such other officers as the Board of Directors or the Chairman of the Board and President may designate. Officers of the Corporation shall be elected for one year by the directors at their first meeting after the annual meeting of stockholders, and officers of the Corporation shall hold office until their successors are elected and qualified. Any two or more offices may be held by the same person, except the offices of President and Secretary.

     5.2 Powers and Duties. The officers of the Corporation shall have such authority and perform such duties as the Board of Directors or, in the case of officers with a title of Vice President or lower, the Chairman of the Board and President, may from time to time authorize or determine. In the absence of action by the Board of Directors or the Chairman of the Board and President, as applicable, the officers shall have such powers and duties as generally pertain to their respective offices.

     5.3 Delegation. In the case of absence or inability to act of any officer of the Corporation and of any person herein authorized to act in his place, the Board of Directors may from time to time delegate the powers or duties of such officer to any other officer or any director or other person whom it may select.

     5.4 Vacancies. Vacancies in any office arising from any cause may be filled by the Board of Directors at any regular or special meeting of the Board.

     5.5 Term - Removal. The officers of the Corporation shall hold office until their successors are chosen and qualified. Any officer or agent elected or appointed by the Board of Directors or by the Chairman and the President may be removed at any time, with or without cause, by the affirmative vote of a majority of the whole Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

     5.6 Bonds. The Board of Directors may, by resolution, require any and all of the officers to give bonds to the Corporation, with sufficient surety or sureties, conditions for the faithful performance of the duties of their respective offices, and to comply with such other conditions as may from time to time be required by the Board of Directors.


                 ARTICLE VI. INDEMNIFICATION, ETC. OF DIRECTORS,
                             OFFICERS AND EMPLOYEES


     6.1 Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Corporation or any predecessor of the Corporation, or is or was serving at the request of the Corporation or any predecessor of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent authorized by Section 145(a)-(d) of the General Corporation Law of the State of Delaware, provided that the Corporation shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without its prior written consent.

     6.2 Advancement of Expenses. Reasonable expenses (including attorneys' fees) incurred by a director, officer or employee of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding described in Section 6.1 shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

     6.3 Other Rights and Remedies. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation's Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

     6.4 Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer of employee of the Corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of its Certificate of Incorporation or this Article VI.

     6.5 Modification. The duties of the Corporation to indemnify and to advance expenses to a director, officer or employee provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.


                ARTICLE VII. DIVIDENDS; FINANCE; AND FISCAL YEAR

     7.1 Dividends. Subject to the applicable provisions of the General Corporation Law of the State of Delaware, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property or in shares of the capital stock of the Corporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, may deem proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any other proper purpose, and the Board of Directors may modify or abolish any such reserve.

     7.2 Disbursements. All checks or demand for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

     7.3 Depositories. The monies of the Corporation shall be deposited in the name of the Corporation in such bank or banks or trust company or trust companies as the Board of Directors shall designate, and shall be drawn out only by check or other order for payment of money signed by such persons and in such manner as may be determined by resolution of the Board of Directors.

     7.4 Fiscal Year. The fiscal year of the Corporation shall end on the 31st day of December of each year.


                              ARTICLE VIII. NOTICES


     Except as may otherwise be required by law, any notice to any stockholder or director may be delivered personally or by mail. If mailed, the notice shall be deemed to have been delivered when deposited in the United States mail, addressed to the addressee at his last known address in the records of the Corporation, with postage thereon prepaid.


                                ARTICLE IX. SEAL


       The corporate seal of the Corporation shall be in such form and bear such inscription as may be adopted by resolution of the Board of Directors, or by usage of the officers on behalf of the Corporation.


                          ARTICLE X. BOOKS AND RECORDS


     The Corporation shall keep correct and complete books and records of account and shall keep minutes and proceedings of its stockholders and Board of Directors (including committees thereof); and it shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its stockholders, giving the names and addresses of all stockholders and the number and class of the shares held by each. Any books, records and minutes may be in written form or any other form capable of being converted into written form within a reasonable time.


                             ARTICLE XI. AMENDMENTS

     11.1 Amendments. These Bylaws may be altered, amended or repealed by the affirmative vote of a majority of the Board of Directors or by the affirmative vote of the holders of a majority of the votes cast by stockholders of the Corporation at an annual or special meeting of the stockholders.

     11.2 Emergency Bylaws. The Board of Directors may adopt emergency Bylaws, subject to repeal or change or by action of the stockholders, which shall be operative during any emergency in the conduct of the business of the Corporation resulting from an attack on the United States or any nuclear or atomic disaster.


                          ARTICLE XII. USE OF PRONOUNS


     Use of the masculine gender in these Bylaws shall be considered to represent either masculine or feminine gender whenever appropriate.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.       Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacity as such. The Bylaws of the Company provide that the directors, officers, employees and agents of the Company shall be indemnified to the full extent permitted by law. Such indemnity shall extend to expenses, including attorney's fees, judgments, fines and amounts paid in the settlement, prosecution or defense of the foregoing actions.

     Article VI. Indemnification, etc. of Directors, Officers and Employees.

Item 21. Exhibits and Financial Statement Schedules.

     The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

        (a)    List of Exhibits:

   Exhibit No.                                         Exhibit
  -----------                                          --------
       2      Agreement and Plan of Reorganization, dated as of January 17,
                     1997(1)

       3(a)   Certificate of Incorporation of Poughkeepsie Financial Corp. (2)

       3(b)   Bylaws of Poughkeepsie Financial Corp. (3)


       5 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities being registered

       8 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding certain federal income tax consequences

      23 Consent of Elias, Matz, Tiernan & Herrick L.L.P. (contained in the opinions included as Exhibits 5 and 8)

      24 Powers of Attorney (included in the signature page to the initial filing of this Registration Statement)

    99(a)     Form of proxy to be used by Poughkeepsie Savings Bank, FSB

    99(b) Form of Employee Stock Ownership Plan voting instruction card to be used by Poughkeepsie Savings Bank, FSB

---------------------------

(1) Exhibit is attached as Appendix A to the Proxy Statement-Prospectus included herein.

(2) Exhibit is attached as Appendix B to the Proxy Statement-Prospectus included herein.

(3) Exhibit is attached as Appendix C to the Proxy Statement-Prospectus included herein.

Item 22. Undertakings

     (a)   The undersigned Registrant hereby undertakes as follows:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b) 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Poughkeepsie, State of New York, on the 25th day of February 1997.


POUGHKEEPSIE FINANCIAL CORP.
       /s/ Joseph B. Tockarshewsky
By:     --------------------------
        Joseph B. Tockarshewsky
        Chairman of the Board,
        President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the directors and/or officers of Poughkeepsie Financial Corp. whose signature appears below hereby appoints Joseph B. Tockarshewsky, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement on Form S-4, making such changes in the Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as directors and/or officers to enable Poughkeepsie Financial Corp. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

/s/ Joseph B. Tockarshewsky
---------------------------                             Date: February 25, 1997
Joseph B. Tockarshewsky
Chairman of the Board,
President and Chief Executive
Officer (principal executive
officer)

/s/ Robert J. Hughes
----------------------------------                      Date:  February 25, 1997
Robert J. Hughes
Director, Executive Vice President
  and Chief Financial Officer
  (principal financial and accounting
  officer)

/s/ Noel deCordova, Jr.
----------------------------------                       Date: February 25, 1997
Noel deCordova, Jr.
Director
/s/ Burton Gold
----------------------------------                       Date: February 25, 1997
Burton Gold
Director
/s/ Jeh V. Johnson
----------------------------------                       Date: February 25, 1997
Jeh V. Johnson
Director
/s/ Henry C. Meagher
----------------------------------                       Date: February 25, 1997
Henry C. Meagher
Director
/s/ Robert M. Perkins
----------------------------------                       Date: February 25, 1997
Robert M. Perkins
Director
/s/ Elizabeth K. Shequine
----------------------------------                      Date:  February 25, 1997
Elizabeth K. Shequine
Director
/s/ James V. Tomai, Jr.
----------------------------------                      Date: February  25, 1997
James V. Tomai, Jr.
Director

                                  EXHIBIT INDEX

   Exhibit No.                                         Exhibit

    2      Agreement and Plan of Reorganization, dated as of January 17,
                1997(1)

    3(a)   Certificate of Incorporation of Poughkeepsie Financial Corp. (2)

    3(b)   Bylaws of Poughkeepsie Financial Corp. (3)


    5      Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities being registered

    8      Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding certain federal income tax consequences

   23      Consent of Elias, Matz, Tiernan & Herrick L.L.P. (contained in the opinions included as Exhibits 5 and 8)

   24      Powers of Attorney (included in the signature page to the initial filing of this Registration Statement)

   99(a)   Form of proxy to be used by Poughkeepsie Savings Bank, FSB

   99(b)   Form of Employee Stock Ownership Plan voting instruction card to be used by Poughkeepsie Savings Bank, FSB

---------------------

(1) Exhibit is attached as Appendix A to the Proxy Statement-Prospectus included herein.

(2) Exhibit is attached as Appendix B to the Proxy Statement-Prospectus included herein.

(3) Exhibit is attached as Appendix C to the Proxy Statement-Prospectus included herein.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
       AMONG POUGHKEEEPSIE SAVINGS BANK, THE NASDAQ STOCK MARKET-US INDEX
                              AND THE NASDAQ INDEX




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